UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Rice Energy Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

To Be Held On June 3, 2015

RICE ENERGY INC.

400 Woodcliff Drive

Canonsburg, PA 15317

(724) 746-6720

To the Stockholders of Rice Energy Inc.:

NOTICE IS HEREBY GIVEN that Rice Energy Inc.’s 2015 annual meeting of stockholders will be held at 10:00 a.m. local time on Wednesday, June 3, 2015, at the Hilton Garden Inn, 1000 Corporate Drive, Canonsburg, PA 15317 (the “Annual Meeting”). The terms “Rice Energy,” “the Company,” “we,” “our,” “us,” and similar terms refer to Rice Energy Inc. and its subsidiaries.

At the meeting, we will ask stockholders to consider and act upon the following matters:

1.	The election of two (2) Class I directors nominated by our board of directors to serve until the Company’s 2018 annual meeting of stockholders;

2.	Approval of the Annual Incentive Bonus Plan;

3.	Advisory approval of the Company’s executive compensation;

4.	Advisory approval on the frequency of future advisory votes on the Company’s executive compensation; and

5.	Ratification of Ernst & Young LLP as Rice Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

We plan to hold a brief business meeting focused on these items, at which time we will address any other proper business that may arise.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF PROPOSALS 1, 2, 3 AND 5, AND AN ANNUAL FREQUENCY AS TO PROPOSAL 4. These proposals are further described in the proxy statement.

Only Rice Energy stockholders of record at the close of business on April 6, 2015 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. For ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection at Rice Energy’s corporate offices located at 400 Woodcliff Drive, Canonsburg, PA 15317.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON JUNE 3, 2015: The Proxy Statement, form of proxy, Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and related materials are available at www.proxyvote.com or contact the Investor Relations Department at the address and phone number above.

By Order of the Board of Directors,

William E. Jordan
Senior Vice President, General Counsel
and Corporate Secretary

April 17, 2015

PROXY STATEMENT

For 2015 Annual Meeting of Stockholders of

Rice Energy Inc.

To Be Held On

June 3, 2015

GENERAL INFORMATION ABOUT RICE ENERGY’S ANNUAL MEETING

The board of directors of Rice Energy is soliciting proxies to be voted on the stockholders’ behalf at the 2015 annual meeting of stockholders (the “Annual Meeting”). This document includes information about the issues to be voted upon at the Annual Meeting.

It is anticipated that the proxy materials will first be sent to stockholders on or about April 17, 2015. The proxy statement and the form of proxy relating to the 2015 Annual Meeting will first be made available to stockholders on or about April 17, 2015 at www.proxyvote.com. In accordance with United States Securities and Exchange Commission (the “SEC”) rules, the website, www.proxyvote.com, provides complete anonymity with respect to a stockholder accessing the website.

The Annual Meeting will be held on Wednesday, June 3, 2015, at 10:00 a.m. local time, at the Hilton Garden Inn, 1000 Corporate Drive, Canonsburg, PA 15317. Directions to the meeting are provided in the proxy card.

Who is entitled to vote at the Annual Meeting?

Anyone who owns (of record) Rice Energy common stock as of the close of business on April 6, 2015, which our board of directors has determined to be the record date for the Annual Meeting, is entitled to one vote per share owned. There were 136,297,909 shares outstanding as of April 6, 2015.

Who is soliciting my proxy to vote my shares?

Rice Energy’s board of directors is soliciting your “proxy,” which is your authorization for our representatives to vote your shares as you direct. Your proxy will be effective for the June 3, 2015 Annual Meeting on any matter properly brought before the Annual Meeting and at any adjournment, postponement or continuation of the meeting.

What is the cost of soliciting proxies, and who pays that cost?

Rice Energy is bearing the entire cost of soliciting proxies. Proxies will be solicited principally through the mail, but may also be solicited personally or by telephone, facsimile, or special letter by Rice Energy’s directors, officers, and regular employees for no additional compensation. Rice Energy will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of common stock.

Who can attend the meeting?

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. If you are not a stockholder of the Company, you will be admitted only if you have a valid legal proxy, form of photo identification and you sign-in at the registration desk. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 a.m. If you attend, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted at the Annual Meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you must bring a copy of a brokerage statement reflecting your stock ownership as of the record date and sign in at the registration desk at the meeting.

What constitutes a quorum?

Except as otherwise provided by applicable law or by our amended and restated certificate of incorporation, the holders of a majority of the outstanding shares of our stock entitled to vote at the Annual Meeting, represented in person or by proxy, will constitute a quorum at the Annual Meeting. The chairman of the Annual Meeting or a majority of the shares so represented may adjourn the meeting, whether or not there is a quorum. The stockholders present at the Annual Meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

BOARD RECOMMENDATIONS ON PROPOSALS AND APPROVAL REQUIREMENTS

Delaware law, the New York Stock Exchange’s (“NYSE”) rules and regulations, Rice Energy’s amended and restated certificate of incorporation and its amended and restated bylaws govern the vote on each of the proposals. A description of each proposal to be considered at the Annual Meeting is provided in this proxy statement along with the board of directors’ voting recommendation with respect to such proposal. The board of directors’ recommendations and the approval requirements with respect to each proposal are summarized below:

PROPOSAL 1. ELECTION OF CLASS I DIRECTORS

The first proposal item to be voted on is the election of two Class I directors. The board of directors has nominated these persons to serve as directors, each of whom is currently serving as a director of Rice Energy.

You may vote in favor of all nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. Assuming a quorum is present, each Class I director will be elected by a plurality of the votes validly cast at the Annual Meeting. Stockholders may not cumulate their votes.

For more information regarding this proposal, see “Proposal 1 — Election of Class I Directors.”

The board of directors unanimously recommends a vote “FOR” each Class I director nominee.

PROPOSAL 2. APPROVAL OF THE ANNUAL INCENTIVE BONUS PLAN

The second proposal item to be voted on is approval of the Annual Incentive Bonus Plan.

You may vote in favor of the proposal, vote against the proposal or abstain from voting. Assuming a quorum is present, the proposal will pass if approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

For more information regarding this proposal, see “Proposal 2 — Approval of the Annual Incentive Bonus Plan.”

The board of directors unanimously recommends a vote “FOR” the approval of the Annual Incentive Bonus Plan.

PROPOSAL 3. ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

The third proposal item to be voted on is advisory approval of the Company’s executive compensation.

You may vote in favor of the proposal, vote against the proposal or abstain from voting. Assuming a quorum is present, the advisory vote to approve the compensation paid to our executive officers as reported in this proxy statement will pass if approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

As an advisory vote, your vote will not be binding on the Company or the board of directors. However, our board of directors and our compensation committee, which is responsible for designing and administering the Company’s executive compensation program, value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our executive officers in 2014, the compensation committee will evaluate whether any actions are necessary to address stockholders’ concerns when making future compensation decisions.

For more information regarding this proposal, see “Proposal 3 — Advisory Approval of the Company’s Executive Compensation.”

The board of directors unanimously recommends a vote “FOR” advisory approval of the Company’s executive compensation.

PROPOSAL 4. ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPANY’S EXECUTIVE COMPENSATION

The fourth proposal item to be voted on is the advisory vote on the frequency of future advisory votes on the Company’s executive compensation.

You may cast your vote for your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting. Assuming a quorum is present, the advisory vote on the frequency of future advisory votes on the Company’s executive compensation will be determined by the affirmative vote of a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter and will be deemed the recommendation of the stockholders. As an advisory vote, your vote will not be binding on the Company or the board of directors.

Our board of directors has determined that an advisory vote on the Company’s executive compensation that occurs once every year is the most appropriate alternative for the Company, and therefore our board of directors recommends that you vote for a once every year frequency for the advisory vote on the Company’s executive compensation.

For more information regarding this proposal, see “Proposal 4 — Advisory Vote on the Frequency of Future Advisory Votes on the Company’s Executive Compensation.”

The board of directors unanimously recommends a vote “FOR” the approval of a frequency of once every year for future advisory votes on the Company’s executive compensation.

PROPOSAL 5. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The fifth proposal item to be voted on is the ratification of Ernst & Young LLP as Rice Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

You may vote in favor of the proposal, vote against the proposal or abstain from voting. Assuming a quorum is present, the proposal will pass if approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

For more information regarding this proposal, see “Proposal 5 — Ratification of Appointment of Independent Registered Public Accounting Firm.”

The board of directors unanimously recommends a vote “FOR” the ratification of Ernst & Young LLP as Rice Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Other Matters

The board of directors is not aware of any other business to be presented for vote of the stockholders at the Annual Meeting. If any other matters are properly presented for vote, the people named herein as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the board of directors if the proposal or nominee was not properly submitted. The requirements for submitting proposals and nominations for next year’s annual meeting are described in the section entitled “Stockholder Proposals for the 2016 Annual Meeting.”

VOTING AND PROXY PROCEDURE

What are the voting rights of holders of Rice Energy common stock?

Each outstanding share of Rice Energy common stock will be entitled to one vote on each matter considered at the Annual Meeting.

How do I vote?

You may vote your shares in four different ways:

1. VIA INTERNET. You may vote your shares via the Internet by following the instructions on the proxy card. If you own your shares in “street name” or in a nominee account, you may place your vote through the Internet by following the instructions on the proxy card provided by your broker, bank or other holders of record.

2. VIA TELEPHONE. You may vote your shares by telephone by calling the toll-free telephone number provided on the proxy card. If you own your shares in “street name” or in a nominee account, you may place your vote by telephone by following the instructions on the proxy card provided by your broker, bank or other holders of record.

3. BY MAIL. Mark your voting instructions on, and date, the proxy card and return it to Rice Energy’s Corporate Secretary, William E. Jordan, at the Company’s principal executive offices located at 400 Woodcliff Drive, Canonsburg, PA 15317. The board of directors recommends that you vote by proxy even if you plan on attending the meeting. If you mail your proxy card, we must receive it before the polls close at the meeting.

4. IN PERSON. You may deliver your completed proxy in person at the meeting. If you own your shares in “street name” or in a nominee account, you may vote at the meeting by obtaining a proxy form from the institution that holds your shares.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stock brokers or other nominees. Please complete and provide your voting instructions for all proxy cards that you receive.

How do I revoke my proxy or change my voting instructions?

You may revoke your proxy or change your voting instructions in four different ways:

1. SUBMIT VOTING INSTRUCTIONS AGAIN BY TELEPHONE OR THE INTERNET. If you are a “street name” stockholder, you must follow instructions found on the voting instruction card provided by your broker or other “street” nominee, or contact your broker or other “street” nominee in order to revoke your previously given proxy.

2. SUBMIT A NEW PROXY CARD BEARING A LATER DATE THAN THE ONE YOU WISH TO REVOKE. A valid later-dated proxy will automatically revoke any proxy previously submitted by you. If you own your shares in “street name,” because your broker or other “street” nominee is actually the record owner, you must obtain a new proxy card from the broker or other “street” nominee. If you are a holder of record, then you must obtain a new proxy card from Rice Energy’s transfer agent, American Stock Transfer & Trust Company, LLC at (800) 937-5449. We must receive your new proxy card before the Annual Meeting begins.

3. WRITE TO RICE ENERGY’S CORPORATE SECRETARY, WILLIAM E. JORDAN, at the Company’s principal executive offices located at 400 Woodcliff Drive, Canonsburg, PA 15317. Your letter should contain the name in which your shares are registered, your control number, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. We must receive your letter before the Annual Meeting begins.

4. ATTEND THE ANNUAL MEETING AND VOTE IN PERSON AS DESCRIBED ABOVE (OR BY PERSONAL REPRESENTATIVE WITH AN APPROPRIATE PROXY). Attendance at the meeting will not by itself revoke a previously granted proxy; you must also vote your shares during the meeting.

How will proxies be voted if I give my authorization?

The board of directors has selected Daniel J. Rice IV and William E. Jordan, and each of them, to act as proxies with full power of substitution. All properly executed proxy cards delivered by stockholders, and not previously revoked, will be voted at the Annual Meeting in accordance with the directions given. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY CARD WILL BE VOTED (i) “FOR” ELECTION OF ALL CLASS I DIRECTOR NOMINEES (PROPOSAL 1); (ii) “FOR” APPROVAL OF THE ANNUAL INCENTIVE BONUS PLAN (PROPOSAL 2); (iii) “FOR” ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION (PROPOSAL 3); (iv) “FOR” ONCE EVERY YEAR FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPANY’S EXECUTIVE COMPENSATION (PROPOSAL 4); and (v) “FOR” RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 5). Management knows of no other matters that may come before the Annual Meeting for consideration by the stockholders. However, if any other matter properly comes before the Annual Meeting, the persons named as proxies will vote upon such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with their best judgment.

How will votes be counted?

The inspector of elections appointed by the board of directors for the Annual Meeting and the Company’s General Counsel will calculate affirmative votes, negative votes, abstentions and broker non-votes. Under Delaware law, abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting. An abstention has the same effect as a vote “against” a particular proposal except, in the case of Proposal 1 (Election of Class I Directors) and Proposal 4 (Frequency of Future Advisory Votes on the Company’s Executive Compensation), where abstentions will have no effect on the outcome.

You, as beneficial owner, own your shares in “street name” if your broker or other “street” nominee is actually the record owner. Under the NYSE rules, brokers or other “street” nominees have authority to vote in their discretion on “routine” matters – such as the proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 5) – if they have not received voting instructions from their clients who are the beneficial owners of such shares at least ten days before the date of the meeting. When the broker or other “street” nominee does not receive voting instructions from clients with respect to “non-routine” matters, such as the election of Class I directors (Proposal 1), the approval of the Annual Incentive Bonus Plan (Proposal 2), the advisory approval of the Company’s executive compensation (Proposal 3), and the advisory vote on the frequency of future advisory votes on the Company’s executive compensation (Proposal 4), the broker or other “street” nominee may not vote on the matter, resulting in a “broker non-vote.” Broker non-votes are included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining a quorum, but otherwise will not affect the voting outcome of the proposals.

Where do I find voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Preliminary or final voting results will also be published in Rice Energy’s Current Report on Form 8-K to be filed with the SEC on or about June 9, 2015. You may receive a copy of such Form 8-K by contacting Rice Energy’s investor relations at (832) 708-3437, or the SEC at (800) SEC-0330 for the location of its nearest public reference room. You may also access a copy on the Internet at www.riceenergy.com or through EDGAR, the SEC’s electronic data system, at www.sec.gov.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORT

Householding

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, beneficial stockholders who have the same address and last name and who do not participate in electronic delivery or Internet access of proxy materials will receive only one copy of the Company’s annual report and proxy statement unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. This procedure is designed to reduce duplicate mailings and save significant printing and processing costs as well as natural resources. Each stockholder who participates in householding will continue to receive a separate proxy card or notice. Your consent to householding is perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free at (800) 542-1061 or by writing to Broadridge Financial Solutions, Inc. Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of your response, after which you will receive an individual copy of the proxy materials.

Incorporation By Reference

Neither the compensation committee report nor the audit committee report shall be deemed soliciting material or filed with the SEC and neither of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this document.

Availability of SEC Filings, Corporate Governance Guidelines, Codes of Ethics and Committee Charters

Copies of our reports on Forms 10-K (including the financial statements and financial statement schedules), 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Corporate Governance Guidelines, Corporate Code of Business Conduct and Ethics, Financial Code of Ethics, and the

charters of the audit, compensation, and nominating and governance committees, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on, and may be obtained through, our website, www.riceenergy.com, or may be requested in print, at no cost, by telephone at (724) 746-6720 or by mail at: Rice Energy Inc., 400 Woodcliff Drive, Canonsburg, PA 15317, Attention: Investor Relations.

PROPOSAL 1 — ELECTION OF CLASS I DIRECTORS

The Company’s amended and restated certificate of incorporation provides for a classified board of directors with classes to be filled by election at each annual meeting and to be composed of as many directors as are designated from time to time by the board of directors. Currently, there are eight directors divided into three classes designated Class I (Messrs. Daniel J. Rice IV and James W. Christmas), Class II (Messrs. Robert F. Vagt, Toby Z. Rice, and Steven C. Dixon) and Class III (Messrs. Daniel J. Rice III, Scott A. Gieselman and John McCartney). The term for Class I directors expires at the Annual Meeting. The current term of office of our Class II directors expires at the 2016 annual meeting, and the term for Class III directors expires at the 2017 annual meeting.

Class I Director Nominees

Upon recommendation by the nominating and governance committee of the board, the board proposes that Messrs. Daniel J. Rice IV and James W. Christmas, current Class I Directors, be elected for new terms of three (3) years, each until their successors have been duly elected and qualified. Messrs. Rice and Christmas have consented to serve if elected. If any of Messrs. Rice or Christmas becomes unavailable to serve as a director, the board may designate a substitute nominee, or the board may decide to reduce the number of directors. In the case of a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the board.

Daniel J. Rice IV, 34, has served as our Chief Executive Officer and as a member of our board of directors since October 2013 and currently serves as a member of the health, safety and environmental committee. Mr. Rice has served in a number of positions with Rice Energy, its affiliates and predecessor entities since October 2008, including as Vice President and Chief Financial Officer from October 2008 through September 2013 and Chief Operating Officer from October 2012 through September 2013. Mr. Rice also serves as the Chief Executive Officer of Rice Midstream Partners LP (“RMP”) and as a member of the board of directors of Rice Midstream Management LLC (“Rice Midstream Management”), a subsidiary of Rice Energy and the general partner of RMP, since August 2014. Prior to joining Rice Energy, he served as an investment banker for Tudor Pickering Holt & Co., LLC, an integrated energy investment bank in Houston, Texas (“Tudor Pickering”), from February 2008 to October 2008. Prior to his employment at Tudor Pickering, he served as a senior analyst of corporate planning for Transocean Inc., responsible for mergers and acquisitions and business development, from March 2005 to February 2008. Mr. Rice holds a BS in Finance from Bryant University. He is the son of Mr. Daniel J. Rice III and the brother of Messrs. Toby A. Rice and Derek A. Rice.

Mr. Rice was initially elected to our board pursuant to a stockholders’ agreement, dated as of January 29, 2014, entered into by the Company, Rice Energy Holdings LLC (“Rice Holdings”), NGP Rice Holdings, LLC (“NGP Holdings”), Rice Energy Family Holdings, LP (“Rice Partners,” and the rights of which have been assigned to the Rice Energy Irrevocable Trust (the “Rice Trust”)) and Alpha Natural Resources, Inc. (“Alpha”) (the “Stockholders Agreement”).

Qualifications. Mr. Rice’s considerable financial and operational experience brings important and valuable skills to the board of directors.

James W. Christmas, 67, has served as a member of our board of directors since January 2014 and currently serves as chairman of the audit committee and a member of the compensation committee. Mr. Christmas has served as a member of the board of directors of Halcón Resources Corporation since February 2012 and currently serves as Halcon’s lead outside director and as chairman of the audit committee. Mr. Christmas began serving as a director of Petrohawk Energy Corporation in July 2006, effective upon the merger of KCS Energy, Inc. (“KCS”) into Petrohawk. He continued to serve as a director, and as vice chairman of the board of directors, for Petrohawk until BHP Billiton acquired all of Petrohawk in August 2011. He also served on the audit committee and the nominating and corporate governance committee. He also serves on the advisory board of the Tobin School of Business of St. John’s University and as a director and member of the audit and compensation committees of Yuma Energy, Inc. He served as president and chief executive officer of KCS from 1988 until April 2003 and chairman of the board and chief executive officer of KCS until its merger into Petrohawk. Mr. Christmas was a certified public accountant in New York and was with Arthur Andersen & Co. from 1970 until 1978 before leaving to join National

Utilities & Industries (“NUI”), a diversified energy company, as vice president and controller. He remained with NUI until 1988, when NUI spun out its unregulated activities that ultimately became part of KCS. As an auditor and audit manager, controller and in his role as chief executive officer of KCS, Mr. Christmas was directly or indirectly responsible for financial reporting and compliance with SEC regulations, and as such has extensive experience in reviewing and evaluating financial reports, as well as in evaluating executive and board performance and in recruiting directors.

Qualifications. Mr. Christmas’ prior experience as an executive and director, and his past audit, accounting and financial reporting experience provide significant contributions to our board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH

CLASS I DIRECTOR NOMINEE NAMED ABOVE

Other Directors Not Standing for Election at this Annual Meeting

The six remaining directors of the board are:

Robert F. Vagt, 68, has served as the chairman of our board of directors since January 2014 and currently serves as chairman of the compensation committee and a member of the audit committee. Mr. Vagt has also served as a member of the board of directors of Rice Midstream Management since August 2014 and as the chairman of its board of directors since December 2014. Mr. Vagt has served as a member of the board of directors of Kinder Morgan, Inc. since May 2012, where he serves as a member of the audit committee. Mr. Vagt has also served as a member of the board of directors of El Paso Corporation from May 2005 until June 2012, where he was a member of the compensation and health, safety and environmental committees. From January 2008 until January 2014, Mr. Vagt was the president of The Heinz Endowments. Prior to his tenure at The Heinz Endowments, Mr. Vagt served as president of Davidson College from July 1997 to August 2007. Mr. Vagt served as president and chief operating officer of Seagull Energy Corporation from 1996 to 1997. From 1992 to 1996, he served as president, chairman and chief executive officer of Global Natural Resources. Mr. Vagt served as president and chief operating officer of Adobe Resources Corporation (“Adobe”) from 1989 to 1992. Prior to 1989, he served in various positions with Adobe and its predecessor entities.

Qualifications. Mr. Vagt’s professional background in both the public and private sectors make him an important advisor and member of our board of directors. Mr. Vagt brings to the board operations and management expertise in both the public and private sectors. In addition, Mr. Vagt provides the board with diversity of perspective gained from service as president of The Heinz Endowments, as well as from service as the president of an independent liberal arts college.

Toby Z. Rice, 33, has served as our President and Chief Operating Officer and a member of our board of directors since October 2013, and currently serves as a member of the health, safety and environmental committee. Mr. Rice has served in a number of positions with Rice Energy, its affiliates and predecessor entities since February 2007, including as President and Chief Executive Officer of a predecessor entity from February 2008 through September 2013. From September 2005 until March 2008, he served as founder and president of ZFT LLC, a consulting company specializing in the application of new hydraulic fracturing technologies for unconventional shale and tight sandstone reservoirs. Mr. Rice holds a BS in Chemistry from Rollins College and is the son of Mr. Daniel J. Rice III and the brother of Messrs. Daniel J. Rice IV and Derek A. Rice. Mr. Rice was initially elected to our board pursuant to the Stockholders Agreement.

Qualifications. Mr. Rice’s considerable operational experience brings important and valuable skills to the board of directors.

Daniel J. Rice III, 63, has served as a member of our board of directors since October 2013 and currently serves as a member of the health, safety and environmental committee. He also served as managing general partner of Rice Partners from February 2007 until its dissolution in November 2014. Mr. Rice has also served as a member of the board of directors of Rice Midstream Management since December 2014. Since January 2013, Mr. Rice has served as lead portfolio manager for GRT Capital’s energy division. From 2005 to December 2012, Mr. Rice served as a managing director and portfolio manager for BlackRock, Inc. (“BlackRock”) and was a member of BlackRock’s Global Resources team, responsible for small cap and all cap energy funds. Prior to joining BlackRock in 2005, he was a senior vice president and portfolio manager at State Street Research & Management (“State Street Research”), responsible for the small cap energy and all cap energy global resources funds. Prior to joining State Street Research in 1984, he was a vice president and portfolio manager with Fred Alger Management. Earlier in his career, Mr. Rice was a vice president and analyst with EF Hutton and an analyst with Loomis Sayles and Co. He began his career in 1975 as an auditor with Price Waterhouse & Co. He earned a BS degree from Bates College in 1973 and an MBA degree from New York University in 1975. He is the father of Messrs. Daniel J. Rice IV, Toby Z. Rice, and Derek A. Rice. Mr. Rice was initially elected to our board pursuant to the Stockholders Agreement.

Qualifications. Mr. Rice’s considerable financial and energy investing experience, including more than 30 years of experience in the oil and natural gas industry, brings important and valuable skills to the board of directors.

Steven C. Dixon, 56, has served as a member of our board of directors since December 2014 and currently serves as a member of the nominating and governance committee and as chairman of the health, safety and environmental committee. Mr. Dixon served as chief executive officer of Chesapeake Energy Corporation, an oil and natural gas company (“Chesapeake”), from April 2013 to August 2013, prior to which he served in various roles at Chesapeake, including as executive vice president – operations and geosciences and chief operating officer from February 2010 until August 2013, executive vice president – operations and chief operating officer from 2006 to February 2010, senior vice president – production from 1995 to 2006, and vice president – exploration from 1991 to 1995.

Qualifications. Mr. Dixon’s extensive operational experience in the energy industry, including his experience as an executive officer of a large publicly traded oil and natural gas producer, provides the board with significant operational insight into the Company’s business.

Scott A. Gieselman, 52, has served as a member of our board of directors since April 2013 and currently serves as a member of the compensation committee and as chairman of the nominating and governance committee. Mr. Gieselman has been a managing director of Natural Gas Partners since April 2007. From 1988 to April 2007, Mr. Gieselman worked in various positions in the investment banking energy group of Goldman, Sachs & Co., where he became a partner in 2002. Mr. Gieselman received a BS from the Boston College Carroll School of Management in 1985 and a MBA from the Boston College Carroll Graduate School of Management in 1988. Mr. Gieselman was initially elected to our board pursuant to the Stockholders Agreement.

Qualifications. Mr. Gieselman’s considerable financial and energy investment banking experience, as well as his experience on the boards of numerous private energy companies, brings important and valuable skills to the board of directors.

John McCartney, 62, has served as a member of our board of directors since March 2015 and currently serves as a member of the audit and nominating and governance committees. Mr. McCartney currently serves on the board of Huron Consulting Group, a global management consulting company offering services in the healthcare, education, life sciences, law, and finance industries, since October 2004 and as the non-executive chairman of the Huron Consulting Group board since May 2010. He also serves on the audit committee of Huron Consulting Group and was the chairman of the audit committee from October 2004 to February 2010. From March 2011 until September 2013, Mr. McCartney served as chairman of the board of Westcon Group, Inc., a specialty distributor of networking and communications equipment, whose board he joined in August 1998 and for which he previously served as chairman from January 2001 until March 2009, and where he continues to serve as a director. Mr. McCartney had also served as chairman of the board of directors of A.M. Castle & Co., a global distributor of specialty metal and plastic products, from January 2007 until April 2010. He had served on that board since 1998. In July 2007, Mr. McCartney was appointed a non-executive director of Datatec Limited, a networking technology and services company (“Datatec”), where he serves as chairman of the remuneration committee. He had previously served as vice chairman of the board of directors of Datatec from October 1998 until May 2004. In August 2011, Mr. McCartney joined the board of Transco Inc., a Chicago-based company that provides solutions to customers in the railroad, electric utility, process and manufacturing industries. From May 2009 until February 2015, he served on the board of Covance Inc., a drug development services company. From July 2005 until April 2010, Mr. McCartney served on the board of Federal Signal Corporation, a safety and security products manufacturer. From June 1997 to March 1998, he held the position of president of 3Com Corporation’s Client Access Unit. Mr. McCartney joined the executive management team of US Robotics in March 1984 as vice president and chief financial officer and served in various executive capacities until serving as president and chief operating officer of US Robotics from January 1996 until its merger with 3Com Corporation in June 1997.

Qualifications. Mr. McCartney has served as chairman and vice chairman of the boards of several public and private companies, as well as of an institution of higher education. His deep knowledge of accounting and his prior experience as chief financial officer and chief operating officer of a public company have prepared Mr. McCartney to assist the Company and the board.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under SEC Rules. From time to time, stockholders may present proposals that are proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, in order to be included in the Company’s proxy statement for the 2016 annual meeting, such proposals must be received by Rice Energy at our principal executive offices no later than December 19, 2015, unless the date of our 2016 annual meeting is changed by more than 30 days from June 3, 2016, in which case the proposal must be received at our principal executive offices a reasonable time before we begin to print and mail our proxy materials.

Bylaw Requirements for Stockholder Submissions of Nominations and Proposals. Pursuant to Rice Energy’s bylaws, stockholders of record may present proposals that are proper subjects for consideration at an annual meeting and/or nominate persons to serve on our board of directors at an annual meeting or special meeting at which directors are to be elected. Rice Energy’s bylaws require all stockholders who intend to make proposals at an annual stockholders’ meeting or special stockholders’ meeting to provide a written notice, including the information specified in Rice Energy’s bylaws (which information is summarized in “Corporate Governance and Related Matters — Nominating and Governance Committee — Stockholder Director Nominations”), to our Corporate Secretary at our principal executive offices located at 400 Woodcliff Drive, Canonsburg, PA 15317, not earlier than the close of business on the 120th day and not later than the 90th days prior to the first anniversary of the preceding year’s annual meeting. To be eligible for consideration at the 2016 annual meeting, notices must be received by Rice Energy between February 4, 2016 and March 5, 2016. In the event the date of the 2016 annual meeting is changed by more than 30 days before or more than 60 days after the date of the 2015 Annual Meeting, as set forth in this proxy statement, stockholder notice must be received no earlier than the close of business on the 120th day prior to the 2016 annual meeting and not later than the close of business on the date that is the later of the (i) 90th day prior to the 2016 annual meeting or (ii) if the first public announcement of the 2016 annual meeting is less than 100 days prior to such meeting, the 10th day following the day on which public announcement of the date of the 2016 annual meeting is first made. In the event that the number of directors to be elected to the board is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased board at least 100 days prior to the first anniversary of the 2015 Annual Meeting, a stockholder’s notice required by the bylaws will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Company’s Corporate Secretary at the Company’s principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

Pursuant to the Stockholders Agreement, we and Rice Holdings, NGP Holdings, Alpha and Rice Partners (the rights of which have been assigned to the Rice Trust) agreed to appoint individuals designated by Rice Holdings, NGP Holdings and Alpha to our board of directors and nominate such persons for election at each annual meeting of our stockholders, subject to the following:

•	Rice Holdings has the right to nominate three members of our board of directors, provided that such number of nominees shall be reduced to two and zero if Rice Holdings and its affiliates, which includes Rice Partners and Daniel J. Rice III, collectively own less than 15% and 5%, respectively, of the outstanding shares of our common stock;

•	NGP Holdings has the right to nominate two members of our board of directors, provided that such number of nominees shall be reduced to one and zero if NGP Holdings and its affiliates collectively own less than 15% and 5%, respectively, of the outstanding shares of our common stock (NGP Holdings currently has the right to nominate one director to our board of directors); and

•	Alpha has the right to nominate one member of our board of directors, provided that such number of nominees shall be reduced to zero if Alpha and its affiliates collectively own less than 5% of the outstanding shares of our common stock (Alpha currently does not have the right to nominate a director to our board of directors).

The Stockholders Agreement also requires the parties thereto to take all necessary actions, including voting their shares of common stock, for the election of the nominees designated by such principal stockholders. The Stockholders Agreement will terminate on the earlier of when (i) none of our principal stockholders beneficially own at least 2.5% of our outstanding common stock and (ii) we receive written notice from each principal stockholder requesting the termination of the Stockholders Agreement. The Stockholders Agreement terminates with respect to a particular principal stockholder party thereto when such principal stockholder beneficially owns less than 2.5% of our outstanding common stock.

CORPORATE GOVERNANCE AND RELATED MATTERS

The Board of Directors

Our board of directors currently consists of eight members: Messrs. Robert F. Vagt (Chairman), Daniel J. Rice IV, Toby Z. Rice, Daniel J. Rice III, James W. Christmas, Steven C. Dixon, Scott A. Gieselman and John McCartney.

We closed our initial public offering (the “IPO”) in January 2014, and ceased to be a “controlled company” within the meaning of the NYSE listing standards in August 2014. As a result, we were required by August 2015, and currently have, a majority of independent board members and audit, compensation and nominating and governance committees composed wholly of independent directors.

Our directors will hold office until the earlier of death, resignation, retirement, disqualification or removal or until successors have been duly elected and qualified. In evaluating potential board candidates, we specifically consider their relevant skills and qualifications, independence, business judgment, services on boards of other companies, personal and professional integrity (including commitment to the Company’s core values), openness, ability to work as part of a team, willingness to commit the required time to serve as board members, and familiarity with Rice Energy and the industry.

The board of directors is divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors serve until our annual meetings of stockholders in 2015, 2016 and 2017, respectively. Messrs. Daniel J. Rice IV and Christmas are assigned to Class I, Messrs. Toby Z. Rice, Vagt and Dixon are assigned to Class II and Messrs. Daniel J. Rice III, Gieselman and McCartney are assigned to Class III. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired.

Our nominating and governance committee undertook an annual review of director and director nominee independence in February 2015 and in March 2015 as to Mr. McCartney. The purpose of this review was to determine whether any relationships or transactions involving directors and director nominees, their family members and affiliates were inconsistent with a determination that the director or director nominee is independent under the independence standards set forth in the NYSE rules and our corporate governance guidelines and, with respect to audit committee members and nominees, under the independence standards for audit committee members adopted by the SEC. Based on that review, our board of directors determined that each of Messrs. Vagt, Christmas, Dixon, Gieselman and McCartney qualify as “independent” under the independence standards set forth in the NYSE rules, and that each of Messrs. Vagt, Christmas and Dixon qualify as “independent” under the independence standards for audit committee members adopted by the SEC.

The Board of Directors and its Committees

Our board of directors has four standing committees – (i) audit committee; (ii) compensation committee; (iii) nominating and governance committee; and (iv) health, safety and environmental committee – and we may form such other committees as the board of directors shall determine from time to time in the future. Each of the committees has adopted a charter. Stockholders may obtain copies of the charters of the audit, compensation and nominating and governance committees on Rice Energy’s website at www.riceenergy.com, or upon written request at no cost. From time to time, our board of directors may also form special ad hoc committees to which it may delegate certain authority to administer particular duties of the board.

The board of directors held seven meetings in 2014, either in person or by telephone. Each currently serving director attended at least 75% of the aggregate of the total number of meetings of the board of directors in 2014 (held during the periods for which he served as a director) and the total number of meetings held by each committee on which he served in 2014 (during the period that he served). See “Board and Committee Membership” below for information regarding the committees on which each of our directors sit and the number of committee meetings held by each committee in 2014. Under Rice Energy’s Corporate Governance Guidelines, directors are encouraged to attend annual stockholder meetings.

In connection with each of the quarterly board of directors meetings, the non-management directors meet in executive session without any members of management present. If the board of directors convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The chairman of the board presides at each board executive session of non-management directors.

Board Leadership Structure

Mr. Daniel J. Rice IV serves as our Chief Executive Officer and Mr. Robert F. Vagt, an independent board member, serves as the chairman of the board. As our corporate governance guidelines state, the board of directors has no policy with respect to the separation of the offices of the Chief Executive Officer and the chairman of the board. Rice Energy closed its IPO in January 2014 and, at that time, the board of directors evaluated the appropriate leadership structure for our Company and relevant corporate governance trends and determined that the board should have an independent board chairman. The board, however, believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the board to make a determination regarding this issue each time it elects a new Chief Executive Officer or otherwise determines that it is appropriate to revisit the board’s leadership structure in its discretion.

Board and Committee Membership

The table below identifies the standing board committees on which each of our directors currently sit:

Name	Audit Committee		Compensation Committee		Nominating and Governance Committee		Health, Safety and Environmental Committee
Robert F. Vagt(1)	X		X	(2)
Toby Z. Rice							X
Daniel J. Rice III							X
Steven C. Dixon					X		X	(2)
Scott A. Gieselman			X		X	(2)
James W. Christmas	X	(2)	X
John McCartney	X				X
Daniel J. Rice IV							X

(1)	Chairman of the board.
(2)	Committee chairman.

Below is the number of meetings the standing board committees held in 2014:

Board Committees	No. of Meetings Held
Audit Committee	5
Compensation Committee	4
Nominating and Governance Committee	4
Health, Safety and Environmental Committee	4

The principal responsibilities and functions of the standing board of directors’ committees are as follows:

Audit Committee

We have an audit committee comprised of three directors. Our audit committee consists of Messrs. Christmas (Chair), McCartney and Vagt, each of whom is independent under the rules of the SEC and the listing standards of the NYSE. Our board has also determined that Mr. Christmas satisfies the definition of an “audit committee financial expert.”

The audit committee charter sets forth the committee’s roles and responsibilities which include assisting the board in its oversight of: (i) the integrity of the Company’s financial statements, (ii) compliance with legal and regulatory requirements, (iii) the qualifications, independence, and performance of the Company’s independent auditors, and (iv) the effectiveness and performance of the Company’s internal audit function.

Compensation Committee

We have a compensation committee comprised of three directors who meet the independence and experience standards established by the NYSE. Our compensation committee consists of Messrs. Vagt (Chair), Gieselman and Christmas, each of whom is independent under the listing standards of the NYSE.

The compensation committee charter sets forth the committee’s roles and responsibilities. These responsibilities include: (i) reviewing, evaluating, and approving the agreements, plans, policies and programs of the Company to compensate its executive officers and directors and (ii) reviewing and discussing with management disclosures to be included in the Company’s annual proxy statement. Under its charter, our compensation committee is authorized to delegate its responsibilities to any one of its members or any subcommittee it may form subject to, and in accordance with, restrictions set forth in its charter. Under the terms of the Rice Energy Inc. Amended and Restated 2014 Long-Term Incentive Plan (the “LTIP”), our compensation committee is authorized to administer the plan and may delegate its authority thereunder to another committee of the board or to an appropriate officer of Rice Energy, in accordance with law and the terms of such plan. Our compensation committee has delegated to our Chief Executive Officer the authority to administer, grant, and determine the amount of certain equity awards made to non-executive employees under the LTIP.

Committee Meetings

The compensation committee meets at scheduled times during the year, typically prior to quarterly board meetings. Typically, the Chief Executive Officer is invited to attend compensation committee meetings; however, neither the Chief Executive Officer nor any other officers of the Company attend any executive sessions held by the compensation committee. The independent compensation consultant attends certain portions of committee meetings. The attendance of the Chief Executive Officer and certain other officers allows the compensation committee to make inquiries into matters for which it is responsible for and assists the committee in making informed decisions. After each meeting of the compensation committee, the committee chairman reports on actions taken, and recommendations, at the next regularly scheduled board meeting.

Role of Management in Determining Executive Compensation

Our compensation committee works with our management team in reviewing compensation matters, as more fully described herein and in “Executive Compensation — Compensation Discussion and Analysis.”

Annual Process for Determining Compensation of Executive Officers

As more fully described in “Executive Compensation — Compensation Discussion and Analysis,” our compensation committee, together with the independent compensation consultants engaged by the compensation committee, conducts an annual review of our overall compensation program for executive officers and directors. With respect to executive officer compensation, our compensation committee reviews, among other items, each of the key components of compensation — base salary, short- and long-term incentives, both within Rice Energy and as compared to peer data to determine whether each of these components is in line with our compensation philosophy and the Company’s related goals and objectives. Upon the recommendation of our Chief Executive Officer with respect to the compensation of each other executive officer, and, following its review of the findings of its independent compensation consultants, our compensation committee then determines the compensation for all key executives and recommends ratification, in the case of our Chief Executive Officer’s compensation, to the independent members of our board.

Process for Determining Non-Employee Director Compensation

The compensation committee conducts an annual review of director compensation and benefits, including cash, equity-based awards and other compensation, and makes a recommendation to the board regarding the form and amount of director compensation. In making a recommendation, the compensation committee will consider whether a director’s independence may be jeopardized if: (i) director compensation and perquisites exceed customary levels, (ii) the Company makes substantial charitable contributions to organizations with which a director is affiliated or (iii) the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated.

In determining non-employee director compensation, our compensation committee seeks advice from the independent compensation consultants who are retained by the committee to, among other functions, analyze compensation and develop initial recommendations as to the amount and form of compensation to be paid to the

Company’s non-employee directors, including pay mix. If, after the annual review of non-employee director compensation by our compensation committee, the committee determines that any changes should be made to such program, it will recommend them to our board for approval. After the committee’s review of this information with the consultant, the committee recommended, and the board approved, the compensation paid to non-employee directors for the 2014 fiscal year.

Directors who are employees of the Company or who are designees of Rice Holdings or NGP Holdings may not receive any compensation for service on the board.

Independent Compensation Consultants

The compensation committee has the authority to engage the services of outside advisors and, the Company, at the direction of the compensation committee, retained Alvarez & Marsal Taxand, LLC (“A&M”), a global professional services firm, to assist the compensation committee with its review of the Company’s executive and director compensation programs including, without limitation: (i) recommending the most appropriate peer group, (ii) examining competitive levels of base salary, annual incentives, total cash compensation, long-term incentives, and total direct compensation of the Company’s executive officers against the chosen peer group, (iii) comparing the compensation of Rice Energy’s executive team to market data to determine current posture relative to the competitive market, (iv) analyzing how peer companies effectively deliver compensation to their executive officers in terms of overall mix and program design, (v) developing initial recommendations as to the amount and form of compensation to be paid to Rice Energy’s executive officers, (vi) developing initial recommendations as to the design/construct of Rice Energy’s go-forward annual incentive (bonus) and long-term incentive programs, and (vii) assisting in the implementation of the short- and long-term incentive programs, including addressing any ongoing concerns.

To maintain the consultants’ independence from management, the consultants did not provide any services to the Company, other than services provided to the compensation committee. On an annual basis, the committee reviews the following with A&M: (i) whether A&M provided other services to Rice Energy, (ii) the amount of fees received from the Company by A&M as a percentage of the total revenue of A&M, (iii) policies and procedures of A&M that are designed to prevent conflicts of interest, (iv) any business or personal relationships of the consultants or A&M with members of the compensation committee or Rice Energy’s executive officers, and (v) any Rice Energy stock owned by the consultants. In each case, the committee has found that A&M and the A&M consultants did not have any such relationships with Rice Energy or own stock in the Company.

The independent compensation consultants reported directly to the compensation committee and, with the consent of the compensation committee, coordinated and gathered information with which to advise the compensation committee from members of management and human resources personnel. The work of A&M for the committee did not present any conflicts of interest that required the compensation committee’s consideration.

For more information regarding our compensation committee’s processes for determining executive officer compensation and the role of our independent compensation consultants in executive compensation matters, see “Executive Compensation — Compensation Discussion and Analysis.”

Nominating and Governance Committee

We have a nominating and governance committee comprised of three directors who meet the independence standards established by the NYSE. Our nominating and governance committee consists of Messrs. Gieselman (Chair), Dixon and McCartney. The responsibilities of the committee include: (i) advising the board and making recommendations regarding appropriate corporate governance practices and assisting the board in implementing those practices, (ii) assisting the board by identifying individuals qualified to become members of the board, consistent with the criteria approved of by the board, and recommending director nominees to the board for election at the annual meetings of stockholders or to fill vacancies on the board, (iii) advising the board about the appropriate composition of the board and its committees, (iv) leading the board in its annual performance evaluation and that of its committees, and of management, and (v) directing all matters relating to the succession of the Chief Executive Officer.

Director Nomination and Qualification Criteria

Except where Rice Energy is legally required by contract or otherwise to provide third parties with the ability to nominate directors (including pursuant to the Stockholders Agreement), our nominating and governance committee reviews the qualifications of proposed director nominees to serve on our board of directors and recommends nominees to our board. Our board is ultimately responsible for proposing a slate of nominees to the stockholders for election to the board, using information provided by the committee.

Prior to recommending to the board that an existing director be nominated for election as a director at the annual meeting of stockholders, the committee will consider and review the director’s:

•	past board and committee meeting attendance and performance;

•	length of board service;

•	personal and professional integrity, including commitment to the Company’s core values;

•	relevant experience, skills, qualifications and contributions that the existing director brings to the board; and

•	independence under applicable standards.

Prior to recommending to the board that a person be elected to fill a vacancy on the board, the nominating and governance committee will consider and review the candidate’s:

•	relevant skills, qualifications and experience;

•	independence under applicable standards;

•	business judgment;

•	service on boards of directors of other companies;

•	personal and professional integrity, including commitment to the Company’s core values;

•	openness and ability to work as part of a team;

•	willingness to commit the required time to serve as a Board member; and

•	familiarity with the Company and its industry.

The Company does not maintain a separate policy regarding the diversity of its board members. However, the board seeks nominees with distinct professional backgrounds, experience and perspectives so that the board as a whole has the range of skills and viewpoints necessary to fulfill its responsibilities.

Senior management, members of our nominating and governance committee, and other members of our board of directors are sources for the identification of prospective director nominees. Our nominating and governance committee also has authority to retain third-party search firms to identify director candidates. The committee may consider proposed nominees that are identified by stockholders in the manner prescribed by our bylaws (as described below).

While our nominating and governance committee has no formal process for evaluating proposed nominees, the members of the committee generally will review the resume of a proposed nominee and consult the proposed nominee’s personal references. Members of our nominating and governance committee will also personally interview (and, as appropriate, suggest that other members of our board interview) the proposed nominee, if the committee considers the proposed nominee suitable for consideration. After completing this evaluation, our nominating and governance committee makes a recommendation to the full board as to the persons who should be nominated by our board, and the board determines the nominees after considering the recommendation and report of the committee.

Messrs. Daniel J. Rice IV and James W. Christmas were each recommended by our nominating and governance committee to our board of directors for nomination for election as Class I directors at the Annual Meeting. These nominees are current directors of Rice Energy.

The nominating and governance committee will treat recommendations for directors that are received from the Company’s stockholders equally with recommendations received from any other source; provided, however, that in order for such stockholder recommendations to be considered, the recommendations must comply with the procedures outlined herein.

Stockholder Director Nominations

Section 2.9 of our bylaws describes the process by which stockholders of the Company may submit director nominations at an annual meeting or at a special meeting at which directors are to be elected. Any stockholder of the Company who is entitled to vote at a meeting, who has complied with the notice procedures set forth in Section 2.9 and who was a stockholder of record at the time such notice is delivered to the Company’s Corporate Secretary may propose a director nomination. The procedures for a stockholder to nominate a director include the following:

•	The stockholder must have given timely written notice, in proper form, to the Corporate Secretary of the Company including, without limitation, the stockholder’s name and address, all information regarding the stockholder’s ownership of Rice Energy securities and a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination before the meeting. The deadlines for providing notice to the Company of a proposed director nomination at our next annual meeting are set forth in our bylaws and summarized in “Stockholder Proposals for the 2016 Annual Meeting.”

•	The notice provided to the Company’s Corporate Secretary must include all information relating to a director nominee that would be required to be disclosed in a proxy statement or other filings (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

•	The notice provided to the Company’s Corporate Secretary must include a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any stockholder proponent and each proposed director nominee.

•	The notice provided to the Company’s Corporate Secretary must include a written questionnaire with respect to the background and qualification of a director nominee and the background of any other person or entity on whose behalf the nomination is being made.

•	Rice Energy may also require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

The foregoing summary of our stockholder director nomination procedures is not complete and is qualified in its entirety by reference to the full text of our bylaws that has been publicly filed with the SEC and is available at www.sec.gov.

For a description of our Stockholders Agreement, in which we and certain principal stockholders have agreed to appoint certain director nominees, among other matters, under certain conditions, see “Stockholder Proposals for the 2016 Annual Meeting.”

Certain Corporate Governance Features

The Company’s corporate governance features include a classified board and an exclusive forum provision in the Company’s amended and restated certificate of incorporated adopted prior to the IPO.

In consultation with the board of directors, the nominating and governance committee has determined that the classified board structure is appropriate for the Company, particularly following its IPO. A classified board provides for stability, continuity and experience among our board of directors. Further, the board believes that building a cohesive board of directors is an important goal, which was only recently established in its current form. In our industry, in particular, long-term focus is critical. The time horizon required for successful exploration, development and production of oil and natural gas resources makes it vital that we have a board that understands the implications of this process and has the ability to develop and implement long-term strategies while benefiting from an in-depth knowledge of the Company’s business and operations. A classified board structure helps to ensure that there will be the continuity and stability of leadership required to navigate a challenging economic environment while resisting the pressure to focus on short-term results at the expense of the long-term value and success of the Company. The future success of the Company depends in significant part on the ability to attract and retain capable and experienced directors. In this regard, we believe that longer terms for our directors will enhance director independence from both management and stockholder special interest groups.

The nominating and governance committee has also discussed with the board of directors the exclusive forum provision in our amended and restated certificate of incorporation and agreed that the Company’s ability to require certain claims to be brought in a single forum will help ensure consistent consideration of issues, and increase efficiency and cost effectiveness, all of which are in the best interests of the Company and its stockholders. The specific claims are purely internal corporate matters and should be adjudicated in Delaware, our state of incorporation, and specifically relate to the following: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the Delaware corporate law, the amended and restated certificate of incorporation or the amended and restated bylaws, or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine. Specifically, Delaware offers a specialized court system uniquely equipped to deal with corporate law questions, with streamlined procedures and processes which help provide consistent, relatively quick decisions. This accelerated schedule can limit the time, cost and uncertainty of litigation, including the potential for multi-forum litigation on specific matters, for all parties. The Delaware courts have also developed considerable expertise in dealing with corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance, all of which were significant considerations when the Company determined to incorporate in Delaware.

Health, Safety and Environmental Committee

We have a health, safety and environmental committee. Our health, safety and environmental committee consists of Messrs. Dixon (Chair), Toby Z. Rice, Daniel J. Rice IV and Daniel J. Rice III. This committee’s responsibilities include oversight of the Company’s: (i) compliance with safety, health, environmental and sustainability-related laws and other regulatory requirements, (ii) initiatives to enhance sustainable business practices and Rice Energy’s reputation as a responsible corporate citizen, (iii) plans, programs and processes to evaluate and manage safety, health, environmental and sustainability risks to its business and reputation, including crisis response, and (iv) responses to significant safety, health, environmental and sustainability-related public policy, regulatory and social issues and trends that may affect the Company, its reputation and performance.

Board’s Role in Risk Management Oversight

Our management team is responsible for the management and assessment of risk at the Company and communicating those risks to our board. Through regular presentations to the Board and the appropriate committees (as determined by the subject matter of the particular risk), management identifies and discusses the risks affecting the Company and our business. In February 2015, our management team performed a comprehensive risk analysis that included a review of the material risks that could affect the Company and communicated the results of the analysis to the full board.

The board is charged with assessing major risks facing the Company and reviewing options for their mitigation with the assistance of the various committees. Even when a risk has been delegated to a particular committee, the board as a whole continues to monitor such risk through its receipt and review of reports provided by the respective committee chairpersons at each regularly-scheduled board meeting.

The audit committee assists the board in its general oversight of, among other things, the Company’s practices regarding risk assessment and risk management. As part of this endeavor, the audit committee reviews and assesses the Company’s significant financial risk exposures and the actions that management has taken to monitor and control such exposures. The audit committee also reviews and assesses the quality and integrity of our public reporting, compliance with legal and regulatory requirements, the performance and independence of our independent auditors, the performance of our internal audit department, and the effectiveness of disclosure controls and procedures.

Our health, safety and environmental committee addresses various risks associated with health, safety and the environment and reviews: (i) the Company’s health, safety, security and environmental policies, (ii) any material pending or threatened administrative, regulatory or judicial proceedings regarding health, safety or environmental matters, (iii) any material non-compliance issues with management as to health, safety, security and environmental laws, and (iv) the scope and management’s plans for conducting audits of the Company’s safety, health, environmental and sustainability practices.

Our nominating and governance committee addresses risks associated with our management structure by reviewing, among other matters, the qualifications and backgrounds of our executives and directors, and reviewing succession planning to ensure that we have the right talent leading our Company.

Finally, our compensation committee reviews and develops our executive and director incentive programs to drive performance without incentivizing excessive risk-taking. See “Compensation and Risk” below for a discussion of the compensation committee’s findings and conclusions with respect to the Company’s compensation policies and practices.

Codes of Ethics

Our board of directors has adopted a financial code of ethics applicable to our Chief Executive Officer, Chief Financial Officer, Controller and other senior financial officers, and a corporate code of business conduct and ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE (the “Codes”). Any waiver of the Codes may be made only by our board of directors (or a committee thereof) and will be promptly disclosed if required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE.

Director Compensation in 2014

The following table sets forth information concerning the compensation paid by us to our directors for the year ended December 31, 2014.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)
Robert F. Vagt	230,556	568,493	799,049
James W. Christmas	85,333	326,575	411,908
Chris G. Carter(3)	—	—	—
Kevin S. Crutchfield(3)	53,611	210,205	263,816
Scott A. Gieselman	—	—	—
Daniel Rice III	—	—	—
Steven C. Dixon(4)	7,123	83,836	90,959
John McCartney(5)	—	—	—

(1)	Messrs. Daniel J. Rice IV and Toby Z. Rice, our Chief Executive Officer and President and Chief Operating Officer, respectively, are also on our board of directors. The compensation of both officers is reported in the Summary Compensation Table and the other tables set forth herein. Messrs. Daniel J. Rice IV and Toby Z. Rice do not receive any additional compensation in connection with their service on our board of directors or for service on the boards of directors of our affiliates. Messrs. Gieselman and Carter, and Daniel J. Rice III, as directors who are or were designees of NGP Holdings and Rice Holdings, respectively, did not receive any compensation for their service on our board of directors.
(2)	The values set forth in this column relate to restricted stock unit awards granted on: May 8, 2014 - Messrs. Vagt, Christmas and Crutchfield each received an award of 10,964, 7,456 and 7,236 restricted stock units, respectively, with an aggregate grant date fair value of $318,493, $216,575, and $210,205, respectively; January 29, 2014 - Messrs. Vagt and Christmas each received an IPO award of 11,905 and 5,238 restricted stock units, respectively, with an aggregate grant date fair value of $250,000 and $110,000, respectively; and December 5, 2014 - Mr. Dixon received an award of 3,684 restricted stock units with an aggregate grant date fair value of $83,836. The annual grants in 2014 included the period between the IPO and May 2014, at which time, the board approved the director compensation arrangements described below in “Additional Information Regarding Our Director Compensation Table.”

The values in this column are based on the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification, (“ASC”) Topic 718, “Compensation — Stock Compensation” (“FASB ASC Topic 718”). A discussion of the relevant assumptions made in the valuation of these awards is provided in Rice Energy’s Annual Report on Form 10-K (Note 14) for the year ended December 31, 2014, which was filed on March 13, 2015 (the “Form 10-K”).

As of December 31, 2014, Messrs. Vagt, Christmas, Crutchfield and Dixon each held an aggregate of 22,869, 12,694, 7,236 and 3,684 restricted stock units, respectively.

(3)	Messrs. Carter and Crutchfield ceased to serve on the board in November 2014.
(4)	Mr. Dixon joined the board in December 2014.
(5)	Mr. McCartney joined the board in March 2015, and thus did not receive any compensation from Rice Energy in 2014.

Additional Information Regarding Our Director Compensation Table

Director Compensation Arrangements

The table below sets forth the current compensatory arrangements with non-employee directors of the Company (other than the designees of Rice Holdings and NGP Holdings):

Type of Compensation	Dollar Value of Board Compensation
Annual Cash Retainer (not Board or Committee Chairmen)	$90,000
Board Chairman Annual Cash Retainer	$250,000
Committee Chairmen Annual Cash Retainer	$100,000
Annual Equity Compensation (not Board or Committee Chairmen)	equity worth $165,000 in the form of restricted stock units
Board Chairman Annual Equity Compensation	equity worth $250,000 in the form of restricted stock units
Committee Chairmen Annual Equity Compensation	equity worth $170,000 in the form of restricted stock units

We do not pay any additional fees for attendance at board or committee meetings, but we do reimburse each director for travel and miscellaneous expenses to attend meetings and activities of our board or its committees.

Restricted Stock Units

Non-employee directors’ annual equity awards are currently in the form of restricted stock units. These awards are granted pursuant to restricted stock unit agreements that generally provide for vesting on the one-year anniversary of the grant date. The awards are subject to forfeiture in the event a director ceases to serve as a member of our board except as a result of death or disability, as defined in the restricted stock unit agreement. In connection with Mr. Crutchfield’s departure from the board of directors, the board determined to permit his award to continue to vest in accordance with its original vesting schedule.

No Hedging/Pledging Policies

Our insider trading policy prohibits hedging transactions and certain transactions involving derivatives in Rice Energy securities, such as short selling, transactions in debt that may be convertible into Company common stock, trading in Company-based option contracts, transactions in straddles or collars, and writing puts or calls.

Our insider trading policy also prohibits the purchasing by employees, officers and directors of Rice Energy securities on margin or pledging Rice Energy securities as collateral for a loan, without the prior consent of the board. The board of directors reviewed the transactions described below by the Rice Trust formed for the benefit of the descendants of Mr. Daniel Rice III, including Messrs. Daniel J. Rice IV, Toby Z. Rice and Derek A. Rice, and in which his spouse is one of the trustees. On December 15, 2014, the Rice Trust entered into line of credit and financial assets security agreements with Morgan Stanley Private Bank, National Association (“Morgan Stanley”), for up to $50,000,000, pursuant to which the Rice Trust pledged 6,750,000 shares of the Company’s common stock as security for its obligations under the line of credit agreement. The Rice Trust also holds 8,000,000 shares of Rice Energy common stock in a brokerage account with UBS Financial Services Inc. (“UBS”). Pursuant to UBS’s standard client account agreement, UBS holds a lien on all assets in the account (including the 8,000,000 shares of Rice Energy common stock) as security for amounts borrowed from time to time on margin.

Stockholders’ and Other Interested Parties’ Communications with the Board of Directors

Stockholders and other interested parties may contact the board of directors as a group or an individual director by the following means:

Mail:	Board of Directors

Attn: General Counsel

Rice Energy Inc.

400 Woodcliff Drive

Canonsburg, PA 15317

Stockholders and any other interested parties should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. The Company’s General Counsel will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (i) the communication complies with the requirements of any applicable policy adopted by the board relating to the subject matter of the communication and (ii) the communication falls within the scope of matters generally considered by the board. If the subject matter of a communication relates to matters that have been delegated by the board to a committee or to an executive officer of the Company, then the Company’s General Counsel may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the board or an executive officer does not imply or create any fiduciary duty of the board members or executive officer to the person submitting the communications.

EXECUTIVE OFFICERS

The following is a description of the background of the executive officers of Rice Energy who are not directors as of April 17, 2015:

Derek A. Rice, 30, has served as Rice Energy’s Executive Vice President of Exploration since December 2014 and has served with Rice Energy and its affiliates as Vice President of Exploration & Geology from August 2009 through November 2014. Prior to joining Rice Energy and its affiliates, from June 2007 to September 2007 and June 2008 until September 2008, he worked as a wellbore geologist for Schlumberger, a large oilfield service company, where he analyzed the Marcellus, Haynesville, and Barnett shales. Mr. Rice holds a BS in geological sciences from Tufts University and a MS in geology from the University of Houston. He is the son of Mr. Daniel J. Rice III and the brother of Messrs. Daniel J. Rice IV and Toby Z. Rice.

Grayson T. Lisenby, 28, has served as our Senior Vice President and Chief Financial Officer since February 2015, and, prior to that, had served as our Vice President and Chief Financial Officer since October 2013. Mr. Lisenby joined Rice Energy and its affiliates in February 2013, initially serving as our Vice President of Finance. Mr. Lisenby also serves as the Senior Vice President and Chief Financial Officer of RMP. Prior to joining Rice Energy and its affiliates, Mr. Lisenby was an investment professional at Natural Gas Partners from July 2011 to January 2013 and concentrated on transaction analysis and execution as well as the monitoring of active portfolio companies. Mr. Lisenby was involved in Natural Gas Partners’ original $100 million investment into Rice Energy and spent a significant amount of his time monitoring and advising the Company during his tenure at Natural Gas Partners. Prior to his employment at Natural Gas Partners, he served as an investment banker for Barclays Capital Inc.’s energy group in Houston, Texas from August 2009 to July 2011. Mr. Lisenby has also served on the advisory board of Edge Natural Resources LLC, a private equity firm focused on small-cap investments in the North American energy industry, since March 2015. Mr. Lisenby holds a BBA in Finance from the University of Texas, where he was a member of the Business Honors Program.

James W. Rogers, 34, has served as our Senior Vice President, Chief Accounting & Administrative Officer and Treasurer since February 2015, and, prior to that, had served as our Vice President, Chief Accounting & Administrative Officer and Treasurer since October 2013. Mr. Rogers joined Rice Energy and its affiliates in April 2011 as Controller and subsequently served as Vice President and Chief Accounting Officer from January 2012 through October 2012 and Chief Financial Officer from November 2012 through September 2013. Mr. Rogers also serves as the Senior Vice President, Chief Accounting & Administrative Officer and Treasurer of RMP. Prior to joining Rice Energy and its affiliates, Mr. Rogers served as a financial specialist with EQT Corporation, a natural gas exploration, production and midstream assets company (“EQT”), working in the corporate accounting group, from May 2010 to March 2011. Prior to EQT, Mr. Rogers served as an assurance manager for Ernst & Young LLP in their Pittsburgh office from September 2007 to April 2010. He began his career in 2002 as an auditor with PricewaterhouseCoopers LLP, in its Pittsburgh office. Mr. Rogers is a certified public accountant in the Commonwealth of Pennsylvania and holds a BSBA in accounting from the University of Pittsburgh. He is also a member of the American Institute of CPAs.

William E. Jordan, 35, has served as our Senior Vice President, General Counsel and Corporate Secretary since February 2015, and, prior to that, had served as our Vice President, General Counsel and Corporate Secretary since January 2014. Mr. Jordan also serves as the Senior Vice President, General Counsel and Corporate Secretary of RMP. From September 2005 through December 2013, Mr. Jordan practiced corporate law at Vinson & Elkins L.L.P., representing public and private companies in capital markets offerings and mergers and acquisitions, primarily in the oil and natural gas industry. He is a graduate of Davidson College with a BA in Mathematics and a graduate of the Duke University School of Law with a JD degree.

Robert R. Wingo, 36, has served as our Senior Vice President, Midstream and Marketing since February 2015 and, prior to that, had served as our Vice President of Midstream and Marketing since June 2014. Mr. Wingo also serves as the Senior Vice President and Chief Operating Officer of RMP and as a member of the board of directors of Rice Midstream Management. Prior to joining Rice Energy, he served as director, corporate development for Copano Energy, LLC, a Houston-based midstream energy company (“Copano”), from January 2010 until May 2013, where he helped lead the company’s pursuit of mergers, acquisitions and greenfield projects. From March 2008 to January 2010, he served as director, business development and field services in Copano’s Denver office and was responsible for acquisitions, business development and field services in the Rocky Mountain region. From 2006 to 2008, Mr. Wingo served as manager, corporate development for Copano, focusing on mergers and acquisitions. Mr. Wingo began his career in 2002 as a Project Engineer and Operations Manager for Copano and managed all engineering, construction and operations activities for over 1,400 miles of natural gas and NGL pipelines. Mr. Wingo holds a BS in Aerospace Engineering from the University of Texas.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis section is designed to provide our stockholders with an explanation of the Company’s executive compensation philosophy and objectives, our 2014 executive compensation program and the compensation paid by us to the following named executive officers (“NEOs”):

Name	Principal Executive Position(s)
Daniel J. Rice IV	Chief Executive Officer (the “CEO”)
Grayson T. Lisenby	Senior Vice President and Chief Financial Officer (the “CFO”)
Toby Z. Rice	President and Chief Operating Officer (the “COO”)
Derek A. Rice	Executive Vice President of Exploration (the “EVP of Exploration”)
James W. Rogers	Senior Vice President, Chief Accounting & Administrative Officer and Treasurer (the “CAO”)

Business Performance and Impact on Pay

We are providing information regarding our business performance and the impact of such business performance upon pay actually realized by our NEOs in order to enable our stockholders to better understand our executive compensation program and the key business factors that impact the design and ultimate payments made under our executive compensation program.

2014 Business Performance

We delivered solid results in 2014, despite weathering seasonally weaker natural gas prices during the third and fourth quarters, including as follows:

•	Completed successful Rice Energy IPO, providing $593.6 million of net proceeds.

•	Strategically acquired Marcellus Shale gas gathering assets for $111.4 million.

•	Issued $900.0 million of senior notes due 2022 at 6.25%.

•	Produced 97.7 Bcfe during 2014, a 325% increase above 2013 production.

•	Proved reserves increased 242% to 1.3 Tcfe, compared to year end 2013.

•	Completed first Utica Shale well, which tested at 42 MMcfe/d.

•	Opportunistically added approximately 22,000 net acres in Western Greene County, Pennsylvania, partially funded with net proceeds of $196.3 million from our follow-on equity offering.

•	Significantly expanded core leasehold position by 57% to approximately 141,000 net acres as of year-end 2014.

•	Completed successful initial public offering of Rice Midstream Partners LP (NYSE: RMP) in December 2014 with net proceeds of $444.1 million.

Compensation Philosophy and Objectives of Our Compensation Program

Rice Energy strives to recruit individuals who will support the Company’s mission and values. To accomplish this overarching goal, the Company’s executive compensation philosophy aims to properly motivate management with an easy to comprehend compensation package that seeks to provide the NEOs with base salaries, annual bonus and long-term incentive opportunities that are competitive with our peers.

We are committed to “paying for performance” and our executive compensation philosophy seeks to achieve this overarching objective with the following goals:

•	Motivate employees to perform at the highest level consistent with the Company’s values of environmental stewardship, commitment to neighbors and operational safety;

•	Reward high performing employees; and

•	Retain key employees and attract new employees to join Rice Energy.

Implementing Our Objectives

Compensation Committee’s and Management’s Role in Determining Executive Compensation

The compensation committee approves the design and payment of executive compensation. Each year, the compensation committee reviews, modifies (if necessary) and approves the Company’s executive compensation program in light of corporate goals and objectives relevant to the compensation of the CEO and the Company’s other executive officers.

The compensation committee sets the compensation of the CEO, in consultation with its compensation consultant, and the Company’s other executive officers, in consultation with the CEO and its compensation consultant, based on the committee’s and the CEO’s evaluation of their respective performance, contributions to Rice Energy and a comparative review of similarly situated executives at peer companies (as described below).

After reviewing relevant market data and surveys within our industry, our CEO typically provides recommendations to the compensation committee regarding the compensation levels for our NEOs (excluding himself) and our executive compensation program as a whole. After considering these recommendations, the compensation committee meets in executive session and determines and/or adjusts base salary levels, cash bonus awards and approves equity grants for each of our NEOs and, in the case of our CEO, submits his compensatory arrangements for ratification by the board. While the compensation committee gives considerable weight to the CEO’s recommendations on compensation matters as to the other NEOs, the compensation committee has the final decision-making authority on all executive compensation matters.

Role of Outside Compensation Consultant

As described above, the Company, at the direction of the compensation committee, engaged A&M as the committee’s compensation consultant to provide recommendations regarding our executive compensation arrangements. The compensation consultant reports directly to the compensation committee and, with the consent of the committee, coordinates and gathers information with which to advise the committee from members of management.

Ultimately, decisions about the amount and form of executive compensation are made by the compensation committee and may reflect factors and considerations other than the information and advice provided by our compensation consultants or management.

Peer Group Benchmarking

In connection with determining the 2014 compensatory arrangements of our NEOs, the compensation committee, in consultation with its compensation consultant, used a peer group composed of the following companies (the “Peer Group”):

Athlon Energy, Inc.	Gulfport Energy Corp.	Rosetta Resources, Inc.
Bonanza Creek Energy, Inc.	Halcón Resources Corporation	Stone Energy Corporation
BreitBurn Energy Partners L.P.	Kodiak Oil & Gas Corp.	Ultra Petroleum Corporation
Carrizo Oil & Gas, Inc.	Laredo Petroleum, Inc.	Vanguard Natural Resources, LLC
Denbury Resources, Inc.	Oasis Petroleum Inc.	WPX Energy, Inc.
Diamondback Energy, Inc.	PDC Energy, Inc.

The Peer Group was developed based on a review of size (as measured by revenue, total assets and market capitalization), geographic region of operations, life cycle or age of the company, and related factors. Each year, the compensation committee plans to review, modify (if necessary) and approve the Company’s peer companies for purposes of evaluating the Company’s compensation competitiveness and establishing the appropriate competitive positioning for the levels and mix of compensation elements.

Elements of Compensation

Pay Mix

The compensation committee used the Peer Group for purposes of establishing the mix of compensation elements. Our NEOs’ compensation includes the following key components:

•	Base salary;

•	Annual cash bonus; and

•	Long-term, equity-based incentive awards.

As to the Rice brothers (the CEO, COO and EVP of Exploration), the committee determined to keep their pay at the same levels given their respective roles in the Company and in recognition of the importance of their unique contributions and collaborative approach in pursuing the growth and success of the Company.

The approximate allocation of compensation elements in the 2014 compensation packages for each NEO is as follows:

	CEO*	CFO	COO*	EVP of Exploration*	CAO
Base Salary	14.55%	17.78%	14.55%	14.55%	21.86%
Annual Incentive Bonus (at Target)	11.64%	14.22%	11.64%	11.64%	16.43%
Restricted Stock Units	14.55%	17.78%	14.55%	14.55%	21.86%
Performance Stock Unit (at Target)	59.27%	50.22%	59.27%	59.27%	39.85%
Total	100%	100%	100%	100%	100%

*	Do not add to 100% due to rounding.

Base Salaries

Each NEO’s annual base salary is a fixed component of compensation that is related to performing specific job duties and functions. The compensation committee establishes the annual base salary rate for each of the NEOs at a level necessary to retain the individual’s services in a competitive marketplace. The compensation committee annually reviews the NEOs’ base salaries and makes adjustments upon consideration of factors that it deems relevant, including but not limited to: (i) any increase or decrease in an executive’s responsibilities, (ii) the executive’s job performance, and (iii) the level of compensation paid to executives of other companies with which we compete for executive talent, as estimated based on publicly available information, with the assistance of A&M in collecting the information, the recommendations of the CEO as to NEOs other than himself, and the experience of members of the compensation committee.

For 2014 base salaries, the compensation committee analyzed the appropriateness of the base salary for each of our NEOs in light of the base salaries of other executives in the Peer Group, both on a stand-alone basis and as a component of total compensation, and after taking into account their enhanced responsibilities as a result of the IPO. In connection with this review, the committee determined that the annual base salaries of each of our CEO, CFO, COO, and EVP of Exploration would be $400,000, and the CAO’s salary would be $350,000.

2014 Annual Incentive Awards

Description of 2014 Program and Goals

The compensation committee established annual bonus awards for the NEOs to reward performance against critical 2014 strategic goals. The awards provided for a range of pay-outs between 0% to 200% of the target opportunity depending on the Company’s results for the year relative to the performance measures.

For 2014, the compensation committee approved the following annual incentive target bonus opportunities for each of the NEOs:

Named Executive Officer	2014 Target Bonus
CEO	$320,000
CFO	$320,000
COO	$320,000
EVP of Exploration	$320,000
CAO	$263,000

In determining the goals, the compensation committee considered the Company’s growth objectives and competitive challenges for the year. The mix of 2014 award metrics included Net Production (BcF), Safety and Drilling and Completions per Feet (“D&C”), as described below. For the CEO, CFO, COO, and EVP of Exploration, award amounts are based on an equal weighting of the award metrics. For the CAO, 90% of his annual incentive award was based on an equal weighting of such annual incentive award metrics of 30% each, with the remaining 10% based on self-performance goals pertaining to his key public accounting function particularly in the first year after the IPO. The Net Production and D&C metrics were chosen because they align the interests of the NEOs with those of our stockholders in terms of incentivizing continued growth in production and efficiency. The Company is committed to Safety and the compensation committee felt it was important to tie a meaningful portion of each NEO’s annual incentive award to Safety performance.

The threshold, target and maximum goals associated with the Net Production, D&C and Safety metrics are set forth below:

	2014 Corporate Performance Measures
Performance Levels	Net Production (Bcf)(1)	D&C / Ft (Gross)(2)	Safety
Threshold	90	$1,500	(3)
Target	100	$1,400	(3)
Maximum	110	$1,300	(3)

(1)	Net Production is calculated as the full fiscal year net production, pro forma for the Marcellus joint venture acquisition completed in January 2014, but excluding production from acquired wells.
(2)	D&C is measured solely with respect to the costs and lateral feet associated with Marcellus operated wells brought online during the fiscal year and includes costs associated with such wells even if incurred in a prior period.
(3)	Safety performance was determined based on the following factors reviewed on a cumulative and qualitative basis: Occupational Safety and Health Act recordable injuries, total recordable incident rate, total spill release incidents, notices of violations and citations, internal safety training initiatives and contractor safety audit initiatives.

The compensation committee designed the performance goals to award payout relationship to ensure that performance which significantly outperformed the target financial goals would be rewarded with above target payout levels up to the cap established by the committee. Similarly, performance that did not meet the goals could reduce bonus payouts to as low as 0%. In setting the target goals, the compensation committee sought to establish challenging and difficult goals that would motivate and reward the NEOs for the delivery of strong growth in business results without encouraging excessive risk-taking.

Pay-Out of 2014 Annual Incentive Bonus

In February 2015, the compensation committee determined that the 2014 annual bonus awards had been earned by each of the NEOs after assessing the Company’s performance against Net Production, D&C and Safety and, as to the CAO, as to the achievement of his self-performance goals as follows:

•	2014 Net Production was achieved at 97.5 Bcf, which resulted in a pay-out, after interpolation, on this metric of 87.3% of target;

•	2014 D&C was achieved at 1,226 per feet (Gross), which resulted in a pay-out, after interpolation, on this metric of 200% of target;

•	Safety was achieved, after considering the goals on a cumulative basis (with no specific weight assigned to any factor), at 175% of target; and

•	Self-performance for the CAO was determined to be achieved at 200%, after reviewing his performance in the accounting function.

Based on the weightings of the goals, a payout of approximately 154.1% of target was determined as to each of the CEO, CFO, COO and the EVP of Exploration and 158.7% of target as to the CAO, as illustrated in the following tables:

CEO, CFO, COO, and EVP of Exploration:

Performance Goals	Actual Performance	Payout as % of Target (A)	Weighting (B)	Weighted Payout as % of Target Bonus Opportunity (A) x (B)
Net Production	97.5 Bcf	87.3%	33 1/3%	29.1%
D&C/Ft (Gross)	$1,226	200%	33 1/3%	66.7%
Safety	See above	175%	33 1/3%	58.3%
Total		154.1%	100%	154.1%

CAO:

Performance Goals	Actual Performance	Payout as % of Target (A)	Weighting (B)	Weighted Payout as % of Target Bonus Opportunity (A) x (B)
Net Production	97.5 Bcf	87.3%	30%	26.2%
D&C/Ft (Gross)	$1,226	200%	30%	60.0%
Safety	See above	175%	30%	52.5%
Self-Performance	See above	200%	10%	20.0%
Total		158.7%	100%	158.7%

Individual payouts for each NEO of their respective 2014 annual incentive awards were as follows:

Officer	2014 Target Incentive Opportunity(A)	2014 Actual Performance as a Percent of Target Bonus Opportunity (B)	2014 Bonus Payout (A) x (B)
CEO	$320,000	154.1%	$493,120
CFO	$320,000	154.1%	$493,120
COO	$320,000	154.1%	$493,120
EVP of Exploration	$320,000	154.1%	$493,120
CAO	$263,000	158.7%	$417,355

Long-Term Incentive Awards

In order to incentivize management, our board of directors adopted the LTIP. Our NEOs are eligible to participate in the LTIP which provides for the grant of restricted stock, restricted stock units, options, stock appreciation rights, dividend equivalent rights, performance awards, annual incentive awards and other stock-based awards intended to align the interests of key employees (including the NEOs) with those of our stockholders. In May 2014, our compensation committee approved grants of performance stock units and restricted stock units to each of our NEOs.

Rice Energy’s 2014 long-term incentive program was designed to place significant emphasis on performance with generally more than 66.7% of executives’ target long-term incentive opportunity awarded in performance stock units and the remaining 33.3% awarded in restricted stock units. The compensation committee approved the following 2014 target long-term incentive opportunities for the NEOs.

Officer	2014 Target Long-Term Incentive Award Value
CEO	$2,030,000
CFO	$1,530,000
COO	$2,030,000
EVP of Exploration	$2,030,000
CAO	$988,000

Performance Stock Unit Awards

The design of the 2014 performance stock unit awards aligns the interests of our executives with stockholders by tying the vesting of the awards to two equally-weighted goals of: (i) the achievement of a compound annual growth rate of the Company’s common stock and (ii) relative performance of the Company’s common stock against a peer group of companies, in each case, over approximately a three-year performance period (the “PSU Goals”). The potential payouts of the awards can range from 0% to 200% of the target award, depending on the performance of Rice Energy’s common stock.

The performance levels for the PSU Goals for the 2014 performance stock unit awards are summarized in the table below:

Performance Levels	Relative Performance of the Company’s Common Stock(1)		Compound Annual Growth Rate of the Company’s Common Stock	Percentage of Target Award Earned
Threshold	25th Percentile		8%	50%
Target	50th Percentile		10%	100%
Maximum	Top Performer	(2)	12%	200%

(1)	Determined based upon the performance of the Company’s common stock as compared to the following companies: Antero Resources Corp, Range Resources Corp., EQT Corporation, Cabot Oil & Gas Corp., Southwestern Energy Co., Rex Energy Corp., Magnum Hunter Resources Corp., Gulfport Energy Corp. and National Fuel Gas Co.
(2)	“Top Performer” means the highest return among the peer group.

For more information regarding the performance stock units granted to our NEOs in 2014, see the “Summary Compensation Table in 2014 and 2013,” the “Grants of Plan-Based Awards in 2014,” and “Outstanding Equity Awards at Fiscal Year-End 2014” table in this proxy statement.

Restricted Stock Units

The 2014 restricted stock unit awards granted to our NEOs were awarded primarily for retention purposes and vest in three equal annual installments, commencing on the first anniversary of the grant date. The restricted stock units also link the NEOs’ compensation to future stock price performance and, as they are stock-settled upon vesting, increase the NEOs’ stock ownership. For more information regarding the restricted stock units granted to our NEOs in 2014, see the “Summary Compensation Table in 2014 and 2013,” “Grants of Plan-Based Awards in 2014,” and the “Outstanding Equity Awards at Fiscal Year-End Table 2014” in this proxy statement.

Rice Midstream Partners Phantom Common Unit Awards

In connection with the initial public offering of RMP in December 2014, phantom units were granted under the RMP 2014 Long Term Incentive Plan (the “RMP LTIP”) to our NEOs, among others, in connection with their services to be provided to RMP. Each phantom unit will vest 100% on the second anniversary of the grant date, with each unit representing the right to receive one common unit. The phantom units are subject to forfeiture if the participant is no longer employed with RMP and its affiliates prior to the vesting date. For more information regarding the phantom units granted to our NEOs in 2014, see the “Summary Compensation Table in 2014 and 2013,” “Grants of Plan-Based Awards in 2014,” and the “Outstanding Equity Awards at Fiscal Year-End Table 2014” in this proxy statement.

Incentive Units

Prior to our IPO, we did not provide long-term incentives to our NEOs. Instead, Rice Energy Appalachia LLC (“Rice Appalachia”) initially provided incentive units (the “REA Incentive Units”) to the NEOs. The REA Incentive Units, which were granted in January 2012 and in April and June 2013, had no value for tax purposes on the respective dates on which they were granted. They represented an interest in future Rice Appalachia profits that would be realized only if the underlying assets of Rice Appalachia (principally its equity interest in our Company) achieved specified levels of growth and provided specified returns to investors in Rice Appalachia. The REA Incentive Units were intended to provide the holders with the ability to benefit from the growth in our operations and business, because such growth would be expected to (i) increase the value of Rice Appalachia’s stockholdings in our Company, (ii) provide a return to investors in Rice Appalachia and (iii) if the return was large enough, provide distributions to holders of the REA Incentive Units (including the NEOs).

In connection with our IPO and the related corporate reorganization, the NEOs (and other holders of REA Incentive Units) contributed their REA Incentive Units (except for those exchanged for shares of our common stock in connection with the extinguishment of an incentive burden attributable to Daniel J. Rice III, described below) to Rice Holdings and NGP Holdings in return for incentive units in such entities that, in the aggregate, were substantially similar to the REA Incentive Units they previously held (except with respect to the incentive burden attributable to Daniel J. Rice III). As a result, Rice Holdings and NGP Holdings, in accordance with their respective limited liability company agreements, are obligated to provide the NEOs a portion of the respective distributions made by NGP Holdings and Rice Holdings, but only if substantial distributions are first made to investors in those entities. In January and August 2014, NGP Holdings distribution thresholds with regard to certain classes (tiers) of incentive units were satisfied as a result of NGP Holdings’ distribution of net proceeds of its sales of our common stock, and NGP Holdings made cash distributions to its members, including holders of incentive units; distributions to the CEO, CFO, COO, EVP of Exploration and CAO were $1,291,285, $2,301,904, $2,010,826, $1,291,285 and $474,454, respectively.

Similarly, the limited liability company agreement of Rice Holdings entitles holders of incentive units to a portion of distributions made by Rice Holdings. Under that agreement, distributions are to be made upon the earlier of January 2, 2016, or 30 days following the date on which NGP Holdings has disposed of in excess of 50% of its holdings in our common stock (including sales as part of our IPO). However, distributions to holders of incentive units are subject to a substantial priority distribution to the Rice Trust, a successor in interest to Rice Partners in November 2014. In August 2014, the NGP Holdings share disposal triggering event for the Rice Holdings incentive units occurred and, as a result, Rice Holdings distributed approximately one-quarter of the shares of our common stock that it held to Rice Partners (including a specified number of shares already held by Rice Partners that were deemed to be distributed under the terms of the Rice Holdings limited liability company agreement). Due to Rice

Partners’ and now Rice Trust’s priority rights, no distributions were made to holders of the Rice Holdings incentive units. Rice Holdings will make additional distributions of approximately one-third, approximately one-half and all of its then distributable shares of our common stock to its members, including holders of incentive units (subject to the priority distribution described above), on each of the first three anniversaries of the initial August 2014 distribution, respectively. Because we are not a party to the limited liability company agreements of Rice Holdings or NGP Holdings, we cannot be certain that the terms of the profits interest units will not change in the future.

Unless otherwise determined by the board of managers of the relevant entity. a holder of NGP Holdings and Rice Holdings incentive units will forfeit incentive units, whether or not vested, if the holder’s employment with us is terminated for any reason.

The obligations relating to the incentive units are pre-IPO legacy obligations initially provided by Rice Appalachia, the predecessor, to Rice Holdings and NGP Holdings (and not those of Rice Energy). Rice Energy is not obligated to, or responsible for, any cash or Rice Energy share distributions in connection with the incentive units. All of such distributions are to be made either by NGP Holdings or Rice Holdings.

Despite the fact that distributions of cash and our common stock under the incentive units have been or will be made to holders of the incentive units by NGP Holdings and Rice Holdings, and not by us, the Summary Compensation Table treats the incentive units as if they constitute our compensation. This is because SEC regulations require that we report all compensation paid to the NEOs, including compensation paid by third parties, for all services rendered by the NEOs in all capacities to us. Moreover, as a result of the IPO and corporate reorganization, the incentive units, which previously were accounted for in accordance with FASB ASC Topic 710, were deemed to be modified and, therefore, subsequently were accounted for as equity compensation under ASC Topic 718. In accordance with ASC Topic 718, we treat the modified instrument as newly granted, with a new grant date being deemed to occur on January 29, 2014 (our IPO date). As a result, we are treating the incentive units as equivalent to stock awards and including the “grant date” fair value of the incentive units (i.e., the fair value on the January 29, 2014 effective date of the corporate reorganization) in the “Stock Awards” column in the Summary Compensation Table. This value is significantly in excess of the fair value of the predecessor REA Incentive Units on the respective dates they initially were granted.

Therefore, in reviewing the Summary Compensation Table, please note the following considerations with respect to the incentive units:

•	The incentive units are not our obligations;

•	All distributions under the incentive units have been or will be made by Rice Holdings and NGP Holdings – none have been, or will be, made by us;

•	The incentive units are pre-IPO legacy obligations initially provided by Rice Appalachia, the predecessor to Rice Holdings and NGP Holdings, in January 2012, April 2013 and June 2013 – not in 2014.

•	The incentive units were designed to reward the NEOs and others in the event that a significant return on investment was achieved by Rice Holdings and NGP Holdings, which, due to those entities’ holdings in our common stock, would indirectly result from the NEOs’ efforts to expand our operations and business;

•	Our liquidity was not, and will not be, affected by distributions to holders of the incentive units; and

•	Our stockholders will not be diluted by distributions of our common stock to holders of the incentive units.

As noted above, in addition to the NEOs’ contribution of REA Incentive Units to Rice Holdings and NGP Holdings in return for incentive units in such entities, the NEOs exchanged the remaining portion of their REA Incentive Units for shares of our common stock in connection with the extinguishment of an incentive burden attributable to Daniel J. Rice III. Specifically, in connection with our IPO and the related corporate reorganization, Daniel J. Rice III exchanged his membership interest in Rice Appalachia for shares of our common stock. In computing the number of shares to exchange, we referenced a valuation of Rice Appalachia prior to our IPO and a calculation of the distributions that would be made to members of Rice Appalachia, assuming a concurrent liquidation of Rice Appalachia. In connection with the assumed liquidation, distributions would have been made both to the investors in Rice Appalachia (including Daniel J. Rice III), and holders of the REA Incentive Units. Therefore, the number of shares of our common stock that we ultimately issued to Daniel J. Rice III in exchange for his membership interest in Rice Appalachia was net of a number of shares (the “Reduction Shares”) that reflected his pro rata share (as among the investors in Rice Appalachia, based on the amounts of their respective capital accounts) of the distributions that would be made to holders of REA Incentive Units in the assumed liquidation. We issued to holders of the REA Incentive Units (including the NEOs), in exchange for the REA Incentive Units they continued to hold after contributing most of their REA Incentive Units to NGP Holdings and Rice Holdings, a number of shares of our common stock equal to the number of Reduction Shares.

The Summary Compensation Table also treats the Reduction Shares as if they constitute our compensation. Please note, however, that our issuance of the Reduction Shares to the holders of REA Incentive Units, including the NEOs (i) is, in essence, in lieu of distribution rights the holders of REA Incentive Units otherwise would have had under the Amended and Restated Limited Liability Agreement of Rice Appalachia (the “Rice Appalachia LLC Agreement”) and (ii) was offset by the reduction in the number of shares we delivered to Daniel J. Rice III in exchange for his interest in Rice Appalachia.

The number of Reduction Shares received by each NEO is indicated in the following table:

Officer	Shares	Value(1)
CEO	11,239	$261,981
CFO	16,245	$378,671
COO	6,816	$158,881
EVP of Exploration	11,239	$261,981
CAO	11,039	$257,319

(1)	The values were calculated based on the closing market price per share of Rice Energy’s common stock on January 29, 2014 of $23.31.

Other Benefits

Health and Welfare Benefits

Our NEOs are eligible to participate in broad-based retirement and health and welfare plans offered to all of our employees. These arrangements include medical, dental and disability insurance, as well as health savings accounts. These benefits are provided in order to ensure that we are able to competitively attract and retain officers and other employees. This is a fixed component of compensation, and these benefits are provided on a non-discriminatory basis to all employees.

Retirement Benefits

We currently maintain a retirement plan intended to provide benefits under section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), whereby employees, including our NEOs, are allowed to contribute portions of their compensation (which includes all compensation reported on Form W-2 for the year) to a tax-qualified retirement account. Under our 401(k) plan, we provide matching contributions equal to 100% of the first 6% of employees’ eligible compensation contributed to the plan. We have not maintained, and do not currently maintain, a defined benefit pension plan or a nonqualified deferred compensation plan providing for retirement benefits.

Employment, Severance or Change in Control Agreements

In connection with the IPO, our NEOs entered into employment agreements with us. Under these agreements, each of our NEOs may be entitled to certain cash severance and other benefits if their employment is terminated by the Company without “cause,” by the NEO for “good reason,” or in connection with death or disability. The employment agreements also provide for additional cash severance in the event an NEO is terminated without “cause” or terminates for “good reason” in connection with a change in control. The agreements provide that in the event an NEO’s employment is terminated under those circumstances, the unvested portion of his equity awards granted under the LTIP will vest. For more information regarding the terms and provisions of the NEOs’ employment agreements, see “Potential Payments Upon Employment Termination or Change in Control.”

The employment agreements with our NEOs do not provide for payment to cover excise taxes imposed under Section 4999 of the Code. Rather, payments due upon a change of control will be reduced to the extent necessary to avoid such excise tax, unless it is determined that the net after tax benefits to an NEO would be greater if such reductions were not imposed.

The compensation committee believes these provisions in the NEOs’ employment agreements are consistent with market practice, are necessary to retain the NEOs, will ensure that their actions and recommendations with respect to change in control transactions are in Rice Energy’s and our stockholders’ best interests, and will reduce the distraction regarding the impact of such potential transactions on the employment status of an NEO.

No Hedging/Pledging Policies

Our insider trading policy prohibits hedging transactions and transactions involving derivative securities in Rice Energy securities, such as short selling, transactions in debt that may be convertible into Company common stock, trading in Company-based option contracts, transactions in straddles or collars, and writing puts or calls. Our insider trading policy also prohibits the purchasing by employees, officers and directors of Rice Energy securities on margin or pledging Rice Energy securities as collateral for a loan, without the prior consent of the board.

Section 162(m) Deductibility

With certain exceptions, Section 162(m) of the Code (“Section 162(m)”) limits the Company’s deduction for compensation in excess of $1 million paid to certain covered employees (generally our CEO and three next highest-paid executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m). Our compensation committee reserves the discretion to provide compensation that is both market and performance-based. While our compensation committee considers the tax impact of any compensation arrangement, the committee evaluates such impact in light of our overall compensation objectives. Our compensation committee reserves the right to approve non-deductible compensation if it believes it is in the best interests of our stakeholders. Additionally, if any provision of a plan or award that is intended to be performance-based, within the meaning of Section 162(m), is later found to not satisfy the conditions of Section 162(m), our ability to deduct such compensation may be limited.

For a corporation that first becomes a publicly held corporation, the $1 million deduction limitation imposed by Section 162(m) does not apply to remuneration paid under a plan or agreement that existed during the period in which the corporation was not publicly held. This exemption may be relied upon until the earlier of: (i) the expiration of the plan or agreement, (ii) a material modification of the plan or agreement, (iii) the issuance of all employer stock and other compensation that has been allocated under the plan, or (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the IPO occurred. Accordingly, deduction limitations imposed by Section 162(m) will not apply to compensation payable under our compensatory plans and agreements to the extent any such plan or agreement satisfies the applicable exemption requirements.

Compensation Committee Report

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on its review and discussion with management, the compensation committee recommended to the board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Robert F. Vagt, Chairman
James W. Christmas
Scott A. Gieselman

Compensation and Risk

The Company’s compensation program is designed to motivate and reward our executive officers and other employees for their performance during the fiscal year and over the long-term and for taking appropriate business risks. Based on its review of the risk mitigating components of the Company’s compensation programs, the compensation committee and management concluded that the Company’s compensation programs do not encourage executives or other employees to take inappropriate risks that are reasonably likely to have a material adverse effect on the Company.

Our compensation program for our executives and other key employees includes the following features, which reduce incentives for excessive risk taking and mitigate incentives to maximize short-term results at the expense of long-term value:

•	Balanced Pay Mix: The target compensation mix is heavily weighted towards long-term incentive compensation.

•	Mix of Performance Metrics: We do not rely on a single performance metric to determine payouts for performance-based awards. Instead, performance targets are tied to a variety of metrics, including Net Production, Safety, D&C, compound annual growth rate of the Company’s common stock, and relative performance of the Company’s common stock against a peer group of companies.

•	Calculation and Verification of Performance: Controls are in place to ensure accuracy of calculations as to actual performance against metrics.

•	Cap on Incentive Payouts: Payouts are capped at 200% of the target award to protect against excessive payouts.

•	Performance Period and Vesting Schedules: The performance period and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period.

Summary Compensation Table in 2014 and 2013

The following table provides compensation information regarding Rice Energy’s: (i) principal executive officer (Daniel J. Rice IV), (ii) principal financial officer (Mr. Grayson T. Lisenby), and (iii) the next three most highly compensated executives during 2014 (Messrs. Toby Z. Rice, Derek A. Rice and James W. Rogers). We refer to these executives as our “named executive officers” or “NEOs.”

In reviewing the table, and particularly the “Stock Awards” columns, you should note that most of the disclosed amounts do not relate to compensation paid or to be paid by us. In particular, amounts in the “NGP Holdings Incentive Units” and “Rice Holdings Incentive Units” columns represent compensation paid or to be paid by Rice Holdings and NGP Holdings to our NEOs, in accordance with terms of incentive units issued by Rice Holdings and NGP Holdings. See “Compensation Discussion and Analysis – Long Term Incentive Awards – Incentive Units” for further information. Therefore, in reviewing the Summary Compensation Table, please note the following considerations with respect to the incentive units:

•	The incentive units are not our obligations;

•	All distributions under the incentive units have been or will be made by Rice Holdings and NGP Holdings – none have been, or will be, made by us;

•	The incentive units are pre-IPO legacy obligations initially provided by Rice Appalachia, the predecessor to Rice Holdings and NGP Holdings, in January 2012, April 2013 and June 2013 – not in 2014;

•	The incentive units are designed to reward the NEOs and others in the event that a significant return on investment is achieved by Rice Holdings and NGP Holdings, which, due to those entities’ holdings in our common stock, would indirectly result from the NEOs’ efforts to expand our operations and business;

•	Our liquidity was not, and will not be, affected by distributions to holders of the incentive units; and

•	Our stockholders will not be diluted by distributions of our common stock by Rice Holdings and NGP Holdings to holders of the incentive units.

				Stock Awards ($)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Rice Energy (LTIP Awards) ($)(1)	Rice Midstream Partners (Phantom Units)(2)	NGP Holdings Incentive Units ($)(3)	Rice Holdings Incentive Units ($)(4)	Daniel J. Rice III Incentive Burden (Rice Energy Shares) ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
Daniel J. Rice, IV	2014	377,692	—	2,575,410	250,008	7,596,971	7,557,616	261,981	493,120	11,592	19,124,390
Chief Executive Officer	2013	110,000	65,000	—	—	—	—	—	—	2,200	177,200
Grayson T. Lisenby	2014	350,462	—	1,908,112	250,008	14,695,747	10,796,594	378,671	493,120	—	28,872,714
Senior Vice President and Chief Financial Officer	2013	126,389	145,000	—	—	—	—	—	—	108	271,497
Toby Z. Rice	2014	377,692	—	2,575,410	250,008	11,420,993	4,318,637	158,881	493,120	16,479	19,611,220
President and Chief Operating Officer	2013	110,000	65,000	—	—	—	—	—	—	3,850	178,850
Derek A. Rice	2014	377,692	—	2,575,410	250,008	7,596,971	7,557,616	261,981	493,120	11,592	19,124,390
Executive Vice President of Exploration
James W. Rogers	2014	320,673	—	1,201,495	250,008	4,502,501	7,557,616	257,319	417,355	2,423	14,509,390
Senior Vice President, Chief Accounting & Administrative Officer and Treasurer	2013	149,063	126,750	—	—	—	—	—	—	—	275,813

(1)	The amounts shown in this column represent the aggregate grant date fair value of restricted stock unit and performance stock unit awards granted under the LTIP, computed in accordance with FASB ASC Topic 718. The grant date fair value of the restricted stock unit awards and performance stock unit awards granted to the NEOs in 2014 is as follows:

	Restricted Stock Unit Awards	Performance Stock Unit Awards
Daniel J. Rice IV	$400,019	$2,175,391
Grayson T. Lisenby	$400,019	$1,508,093
Toby Z. Rice	$400,019	$2,175,391
Derek A. Rice	$400,019	$2,175,391
James W. Rogers	$350,023	$851,472

See Note 14 to the consolidated financial statements included in the Form 10-K for information regarding the assumptions used in determining the grant date fair values of the LTIP awards.

The aggregate grant date fair value of the performance stock unit awards, assuming the performance conditions for a maximum payout will be achieved, are as follows: Mr. Daniel Rice IV, $3,260,000; Mr. Lisenby, $2,260,000; Mr. Toby Rice, $3,260,000; Mr. Derek Rice, $3,260,000; and Mr. Rogers, $1,276,000.

(2)	The amounts shown in this column represent the aggregate grant date fair value of the RMP phantom units under the RMP LTIP, computed in accordance with FASB ASC Topic 718. See Note 14 to the consolidated financial statements included in the Form 10-K for information regarding the assumptions used in determining the grant date fair values of the RMP phantom units.
(3)	The amounts shown in this column represent the aggregate grant date fair value of incentive units issued to the NEOs by NGP Holdings in exchange for a portion of the REA Incentive Units they previously held, computed in accordance FASB ASC Topic 718. We have no obligation to, and we will not, provide any compensation with respect to the NGP Holdings incentive units, which represent obligations of NGP Holdings, and not of our Company.

The value of the NGP Holdings incentive units is dependent on amounts realized by the investors in NGP Holdings from distributions made by NGP Holdings to the investors following NGP Holdings’ disposition of shares of our common stock that it held prior to our IPO. The holders of the various classes (tiers) of NGP Holdings incentive units are not entitled to share in distributions with the investors until a specified amount of distributions (which amount varies with respect to the different tiers of incentive units) are received by the investors.

Because the ability of each tier of incentive units to participate in distributions is subject to specified varying amounts of distributions first being received by investors in NGP Holdings, amounts allocable to each tier of incentive units do not increase or decrease in proportion to increases or decreases in the price of our common stock (i.e., the value of an incentive unit is not a linear function of our stock price). Due to the non-linearity of the market price impact on the value of the incentive units, we applied a Monte Carlo simulation model, which utilizes multiple input variables to determine the probability of future stock prices of our common stock on assumed distribution dates (January 30, 2015 and 2016 (assuming distributions based on the disposition of 50% of the underlying shares at each date)). This model was applied to determine the grant date fair value of incentive units on the January 29, 2014 grant date.

The following table includes the assumptions that we used to calculate the fair value of the incentive units as of the January 29, 2014 grant date:

Issuer of Incentive Units	Assumptions(a)
	Distribution Date	Volatility (%)	Risk Free Interest Rate (%)
NGP Holdings	1/30/2015	44.00	0.36
	1/30/2016	44.00	0.36

(a)	No dividend yield assumption is shown; it was assumed that no dividends would be paid during the relevant periods.

Based on the grant date fair values of the incentive units (see footnote 4 to the Grants of Plan-Based Awards in 2014 table below), the total number of shares of our common stock underlying NGP Holdings incentive units held by each of our NEOs would be as follows: Mr. Daniel Rice IV, 325,910; Mr. Lisenby, 630,448; Mr. Toby Rice, 489,961; Mr. Derek Rice, 325,910; and Mr. Rogers, 193,157. However, as noted above, amounts allocable to each tier of incentive units do not increase or decrease in proportion to increases or decreases in the price of our common stock (i.e., the value of an incentive unit is not a linear function of our stock price). Therefore, variations in our stock price from the grant date would result in a different number of underlying shares.

See the “Grants of Plan Based Awards in 2014” table, below for additional information regarding the grant date fair value of the incentive units.

(4)	The amounts shown in this column represent the aggregate grant date fair value of incentive units issued to the NEOs by Rice Holdings in exchange for a portion of the REA Incentive Units they previously held, computed in accordance FASB ASC Topic 718. We have no obligation to, and we will not, provide any compensation with respect to the Rice Holdings incentive units, which represent obligations of Rice Holdings, and not of our Company.

The value of the Rice Holdings incentive units is dependent on amounts realized by the investor in Rice Holdings (Rice Trust, as successor to Rice Partners) upon distributions of shares of our common stock (including deemed distributions with regard to a specified number of shares already held by the Rice Trust) by Rice Holdings to Rice Trust. The holders of the various classes (tiers) of Rice Holdings incentive units are not entitled to share in distributions with the Rice Trust until a specified amount of distributions (which amount varies with respect to the different tiers of incentive units) are received by the Rice Trust.

Because the ability of each tier of incentive units to participate in distributions is subject to specified varying amounts of distributions first being received by the Rice Trust in Rice Holdings, amounts allocable to each tier of incentive units do not increase or decrease in proportion to increases or decreases in the price of our common stock (i.e., the value of an incentive unit is not a linear function of our stock price). Due to the non-linearity of the market price impact on the value of the incentive units, we applied a Monte Carlo simulation model, which utilizes multiple input variables to determine the probability of future stock prices of our common stock on assumed distribution dates (January 30, 2015, 2016, 2017 and 2018 (assuming distributions of 25% of the underlying shares on each distribution date)). This model was applied to determine the grant date fair value of incentive units on the January 29, 2014 grant date.

The following table includes the assumptions that we used to calculate the fair value of the incentive units as of the January 29, 2014 grant date:

Issuer of Incentive Units	Assumptions(a)
	Distribution Date	Volatility (%)	Risk Free Interest Rate (%)
Rice Holdings	1/30/2015	47.00	1.11
	1/30/2016	47.00	1.11
	1/30/2017	47.00	1.11
	1/30/2018	47.00	1.11

(a)	No dividend yield assumption is shown; it was assumed that no dividends would be paid during the relevant periods.

Based on the grant date fair values of the incentive units (see footnote 4 to the “Grants of Plan-Based Awards in 2014” table below), the total number of shares of our common stock underlying Rice Holdings incentive units held by our NEOs would be as follows: Mr. Daniel Rice IV, 324,222; Mr. Lisenby, 463,174; Mr. Toby Rice, 185,270; Mr. Derek Rice, 324,222; and Mr. Rogers, 324,222. However, as noted above, amounts allocable to each tier of incentive units do not increase or decrease in proportion to increases or decreases in the price of our common stock (i.e., the value of an incentive unit is not a linear function of our stock price). Therefore, variations in our stock price from the grant date would result in a different number of underlying shares.

See the “Grants of Plan Based Awards in 2014” table, below for additional information regarding the grant date fair value of the incentive units.

(5)	The amounts shown in this column represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718 and based upon the $23.31 per share IPO price of our common stock, of shares of our common stock issued to each of the NEOs in connection with the extinguishment of an incentive burden attributable to Daniel J. Rice III under the Rice Appalachia LLC Agreement. See “Executive Compensation – Compensation Discussion and Analysis – Long Term Incentive Awards – Incentive Units” for further information.
(6)	This column includes annual bonuses earned for 2014 based on performance against metrics as described in “Compensation Discussion and Analysis — Elements of Compensation — 2014 Annual incentive Awards.”
(7)	For 2014, amounts reported in the “All Other Compensation” column reflect company matching contributions to the NEOs’ 401(k) plan accounts.

Grants of Plan-Based Awards in 2014

The following table sets forth each NEO’s non-equity and equity incentive plan awards made in 2014.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Type of Award(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Daniel J. Rice IV	AIP	—	160,000	320,000	640,000	—	—	—	—	—
	DRS	1/29/2014	—	—	—	—	—	—	11,239	236,029
	NGPIU	1/29/2014	—	—	—	—	—	—	295,622	7,596,971
	RHIU	1/29/2014	—	—	—	—	—	—	210,000	7,557,616
	PSU	5/8/2014	—	—	—	37,442	74,884	149,769	—	2,175,391
	RSU	5/8/2014	—	—	—	—	—	—	13,770	400,019
	RMPPU	12/19/2014	—	—	—	—	—	—	15,152	250,008
Grayson T. Lisenby	AIP	—	160,000	320,000	640,000	—	—	—	—	—
	DRS	1/29/2014	—	—	—	—	—	—	16,245	341,138
	NGPIU	1/29/2014	—	—	—	—	—	—	880,845	14,695,747
	RHIU	1/29/2014	—	—	—	—	—	—	300,000	10,796,594
	PSU	5/8/2014	—	—	—	25,957	51,914	103,827	—	1,508,093
	RSU	5/8/2014	—	—	—	—	—	—	13,770	400,019
	RMPPU	12/19/2014	—	—	—	—	—	—	15,152	250,008
Toby Z. Rice	AIP	—	160,000	320,000	640,000	—	—	—	—	—
	DRS	1/29/2014	—	—	—	—	—	—	6,816	143,139
	NGPIU	1/29/2014	—	—	—	—	—	—	627,413	11,420,993
	RHIU	1/29/2014	—	—	—	—	—	—	120,000	4,318,637
	PSU	5/8/2014	—	—	—	37,442	74,884	149,769	—	2,175,391
	RSU	5/8/2014	—	—	—	—	—	—	13,770	400,019
	RMPPU	12/19/2014	—	—	—	—	—	—	15,152	250,008
Derek A. Rice	AIP	—	160,000	320,000	640,000	—	—	—	—	—
	DRS	1/29/2014	—	—	—	—	—	—	11,239	236,029
	NGPIU	1/29/2014	—	—	—	—	—	—	295,622	7,596,971
	RHIU	1/29/2014	—	—	—	—	—	—	210,000	7,557,616
	PSU	5/8/2014	—	—	—	37,442	74,884	149,769	—	2,175,391
	RSU	5/8/2014	—	—	—	—	—	—	13,770	400,019
	RMPPU	12/19/2014	—	—	—	—	—	—	15,152	250,008
James W. Rogers	AIP	—	131,500	263,000	526,000	—	—	—	—	—
	DRS	1/29/2014	—	—	—	—	—	—	11,039	231,821
	NGPIU	1/29/2014	—	—	—	—	—	—	329,518	4,502,501
	RHIU	1/29/2014	—	—	—	—	—	—	210,000	7,557,616
	PSU	5/8/2014	—	—	—	14,655	29,311	58,621	—	851,472
	RSU	5/8/2014	—	—	—	—	—	—	12,049	350,023
	RMPPU	12/19/2014	—	—	—	—	—	—	15,152	250,008

(1)	The awards indicated in this column are the following: Annual Incentive Plan award opportunity under the LTIP (AIP); Rice Energy shares issued to each of the NEOs in connection with the extinguishment Daniel J. Rice III’s incentive burden under the Rice Appalachia LLC Agreement (DRS); incentive units issued under the Amended and Restated Limited Liability Company Agreement of NGP Holdings (NGPIU); incentive units issued under the Amended and Restated Limited Liability Company Agreement of Rice Holdings (RHIU); performance stock unit awards granted under our LTIP (PSU); restricted stock units granted under our LTIP (RSU); and RMP phantom units granted under the RMP LTIP (RMPPU).
(2)	The amounts in this column for the NGP Holdings and Rice Holdings incentive units represent the number of incentive units provided to each NEO. Because the value of an incentive unit does not increase or decrease in proportion to increases or decreases in the price of our common stock, the number of shares of our common stock underlying an incentive unit will change if the market price of our common stock changes.

The amounts in this column with respect to the RMP phantom units correspond to the number of RMP common units representing limited partnership interests in RMP underlying the RMP phantom units. The phantom units were granted to the NEOs by RMP. The RMP common units are publicly traded on the NYSE.

All other amounts shown in this column represent the number of shares of our common stock issued in connection with, or underlying, the relevant stock award.

(3)	The NGP Holdings incentive units consist of Legacy Tier I Units, Legacy Tier II Units, Legacy Tier III Units, New Tier I Units, New Tier II Units, New Tier III Units and New Tier IV Units. The following table sets forth, for each tier of NGP Holdings incentive units, information as to the number of incentive units (indicated by amounts in parentheses) provided to each of the NEOs in exchange for the NEO’s contribution to NGP Holdings of a portion of his REA Incentive Units on the grant date and the grant date fair value of the NGP Holdings incentive units provided:

NGP Holdings Incentive Units
	Legacy Tier I Units	Legacy Tier II Units	Legacy Tier III Units	New Tier I Units	New Tier II Units	New Tier III Units	New Tier IV Units	Total(a)
Daniel J. Rice IV	$(70,000 1,313,236)	$(70,000 594,888)	$(70,000 186,133)	$(85,622 5,502,714)	—	—	—	$(295,622 7,596,971)
Grayson T. Lisenby	$(100,000 1,876,052)	$(100,000 849,840)	$(100,000 265,905)	$(125,727 8,080,185)	$(151,706 2,430,313)	$(151,706 853,668)	$(151,706 339,784)	$(880,845 14,695,747)
Toby Z. Rice	$(40,000 750,421)	$(40,000 339,936)	$(40,000 106,362)	$(109,832 7,058,645)	$(132,527 2,123,060)	$(132,527 745,743)	$(132,527 296,826)	$(627,413 11,420,993)
Derek A. Rice	$(70,000 1,313,236)	$(70,000 594,888)	$(70,000 186,133)	$(85,622 5,502,714)	—	—	—	$(295,622 7,596,971)
James W. Rogers	$(70,000 1,313,236)	$(70,000 594,888)	$(70,000 186,133)	$(25,870 1,662,606)	$(31,216 500,069)	$(31,216 175,654)	$(31,216 69,915)	$(329,518 4,502,501)

The Rice Holdings incentive units consist of Tier I Units, Tier II Units and Tier III Units. The following table sets forth, for each tier of Rice Holdings incentive units, information as to the number of incentive units (indicated by amounts in parentheses) provided to each of the NEOs in exchange for the NEO’s contribution to Rice Holdings of a portion of his REA Incentive Units on the grant date and the grant date fair value of the Rice Holdings incentive units provided:

Rice Holdings Incentive Units
	Tier I Units	Tier II Units	Tier III Units	Total
Daniel J. Rice IV	$(70,000 3,590,156)	$(70,000 2,413,129)	$(70,000 1,554,331)	$(210,000 7,557,616)
Grayson T. Lisenby	$(100,000 5,128,795)	$(100,000 3,447,326)	$(100,000 2,220,473)	$(300,000 10,796,594)
Toby Z. Rice	$(40,000 2,051,518)	$(40,000 1,378,930)	$(40,000 888,189)	$(120,000 4,318,637)
Derek A. Rice	$(70,000 3,590,156)	$(70,000 2,413,129)	$(70,000 1,554,331)	$(210,000 7,557,616)
James W. Rogers	$(70,000 3,590,156)	$(70,000 2,413,129)	$(70,000 1,554,331)	$(210,000 7,557,616)

Additional Information Regarding Our Summary Compensation and Grants of Plan-Based Awards Tables

Employment Agreements

In connection with our IPO, each of our executive officers entered into employment agreements with us on January 29, 2014 (the “Employment Agreements”). The terms of the Employment Agreements automatically renew for successive annual terms unless terminated by the executive officer or us in advance of the end of the initial term or any renewal term.

Pursuant to the Employment Agreements, each executive officer is entitled to the following: (i) a minimum annual base salary ($400,000 for each of our CEO, COO and EVP of Exploration, and $300,000 for each of our CFO and CAO), (ii) participation in the annual incentive bonus program, (iii) participation in our long-term incentive plans, including equity incentive plans, (iv) reimbursement of business expenses, and (v) three weeks of paid time off, or such greater amount of vacation as may be determined in accordance with our vacation policy as in effect from time to time.

Each executive officer is also entitled to certain payments upon the occurrence of a change in control or certain employment termination events, including termination by the executive officer for good reason and termination by the Company without cause. These events and the related payouts to which each executive officer may be entitled to are discussed under “Potential Payments Upon Termination or Change in Control.”

For more information regarding the LTIP restricted stock unit and performance stock unit awards and the incentive units, see “Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year-End 2014

The following table sets forth information regarding outstanding equity awards held by our NEOs at December 31, 2014.

	Stock Awards
Name	Type of Award(1)	Number of Shares or Units of Stock That Have Not Vested(10)		Market Value of Shares or Units of Stock That Have Not Vested(10)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(10)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(11)
Daniel J. Rice IV	RSU	13,770	(2)	288,757	(6)	—	—
	NGPIU	231,048	(3)	4,190,261	(7)	—	—
	RHIU	171,112	(4)	3,695,031	(8)	—	—
	RMPPU	15,152	(5)	253,796	(9)	—	—
	PSU	—		—		74,884	2,175,391
Grayson T. Lisenby	RSU	13,770	(2)	288,757	(6)	—	—
	NGPIU	742,061	(3)	8,478,472	(7)	—	—
	RHIU	244,445	(4)	5,278,616	(8)	—	—
	RMPPU	15,152	(5)	253,796	(9)	—	—
	PSU	—		—		51,914	1,508,093
Toby Z. Rice	RSU	13,770	(2)	288,757	(6)	—	—
	NGPIU	532,484	(3)	6,605,184	(7)	—	—
	RHIU	97,778	(4)	2,111,446	(8)	—	—
	RMPPU	15,152	(5)	253,796	(9)	—	—
	PSU	—		—		74,884	2,175,391
Derek A. Rice	RSU	13,770	(2)	288,757	(6)	—	—
	NGPIU	231,048	(3)	4,190,261	(7)	—	—
	RHIU	171,112	(4)	3,695,031	(8)	—	—
	RMPPU	15,152	(5)	253,796	(9)	—	—
	PSU	—		—		74,884	2,175,391
James W. Rogers	RSU	13,770	(2)	252,668	(6)	—	—
	NGPIU	273,505	(3)	2,580,918	(7)	—	—
	RHIU	171,112	(4)	3,695,031	(8)	—	—
	RMPPU	15,152	(5)	253,796	(9)	—	—
	PSU	—		—		29,311	851,472

(1)	The awards indicated in this column are the following: restricted stock units granted under our LTIP (RSU); incentive units issued under the Amended and Restated Limited Liability Company Agreement of NGP Holdings (NGPIU); incentive units issued under the Amended and Restated Limited Liability Company Agreement of Rice Holdings (RHIU); RMP phantom units granted under the RMP LTIP (RMPPU); and performance stock unit awards granted under our LTIP (PSU).

(2)	The restricted stock units vest in equal increments on May 18 of each of 2015, 2016 and 2017.
(3)	The amount shown is the number of unvested NGP Holdings incentive units. Because the value of an incentive unit does not increase or decrease in proportion to increases or decreases in the price of our common stock, the number of shares of our common stock underlying the incentive units will change as the market price of our common stock changes.

The following table provides information regarding the number of unvested incentive units of each tier of NGP Holdings incentive units held by each NEO at December 31, 2014:

	NGP Holdings Incentive Units
Name	Legacy Tier I Units (#)	Legacy Tier II Units (#)	Legacy Tier III Units (#)	New Tier I Units (#)	New Tier II Units (#)	New Tier III Units (#)	New Tier IV Units (#)
Daniel J. Rice IV	31,112	70,000	70,000	59,936	—	—	—
Grayson T. Lisenby	44,445	100,000	100,000	88,009	106,195	151,706	151,706
Toby Z. Rice	17,778	40,000	40,000	76,883	92,769	132,527	132,527
Derek A. Rice	31,112	70,000	70,000	59,936	—	—	—
James W. Rogers	31,112	70,000	70,000	18,109	21,852	31,216	31,216

As of December 31, 2014, approximately 55.55% of the NGP Holdings Legacy Tier incentive units have vested; the remaining units will vest, in monthly increments, over the next 16 months (through April 18, 2016). The Legacy Tier II units will vest when NGP RE Holdings L.L.C. (“NGP I”), one of the investors in NGP Holdings, has received additional distributions of $104,931,591.76 (as noted below, this amount constitutes a threshold above which holders of Legacy Tier II Units will begin participating in distributions). The Legacy Tier III units will vest upon NGP I receiving additional distributions of $205,937,443.60 (including the amount set forth in the previous sentence; as noted below, this amount constitutes a threshold above which holders of Legacy Tier III units will begin to participate in distributions). Thirty percent of the New Tier I Units and New Tier II Units have vested; the remaining units will vest, in monthly increments, over the next 42 months (through June 11, 2018). The New Tier III Units will vest when NGP RE Holdings II, L.L.C. (“NGP II”), the other investor in NGP Holdings, has received an additional $275,707,928 in distributions from NGP Holdings (as noted below, this amount constitutes a threshold above which holders of New Tier III Units will begin participating in distributions). The New Tier IV Units will vest when NGP II receives an additional $375,707,928 in distributions form NGP Holdings, including the amount set forth in the preceding sentence (as noted below, this amount constitutes a threshold above which holders of New Tier IV Units will begin participating in distributions).

Under the Amended and Restated Limited Liability Company Agreement of NGP Holdings, distributions subsequent to December 31, 2014 will be made concurrently in two discrete portions as follows:

1.	With respect to 41.1953092% of the NGP Holdings distributions, NGP I and the holders of the Legacy Tier Units will participate as indicated below:

Upon the Receipt by NGP I of Additional Distributions Totaling	NGP I	Legacy Tier I Units	Legacy Tier II Units	Legacy Tier III Units
Up to $3,925,739.92	100%	—	—	—
Above $3,925,739.92 to $104,931,591.76	90%	10%	—	—
Above $104,931,591.76 to $205,937,443.60	80%	10%	10%	—
Above $205,937,443.60	70%	10%	10%	10%

2.	With respect to 58.8046908% of the distributions, NGP II and the holders of the New Tier Units will participate as indicated below:

	NGP II	New Tier I Units	New Tier II Units	New Tier III Units	New Tier IV Units
As of December 31, 2014	80%	20%	—	—	—

Upon the Receipt by NGP II of Additional Distributions Totaling
Above $282,886,637,32 (the “New Tier II Payout Threshold”)(a) to $375,707,928	70%	20%	5%	5%	—
Above $375,707,928	65%	20%	5%	5%	5%

Alternative Distribution Schedule to be in Effect if the New

Tier II Distribution Threshold has not Occurred and Until the

New Tier Unit II Distribution Threshold has Occurred:

Upon the Receipt by NGP II of Additional Distribution

Totaling

Above $275,707,928 to $375,707,928	75%	20%	—	5%	—
Above $375,707,928	75%	20%	—	5%	5%

(a)	This amount is based on an assumed distribution on December 31, 2014. The required amount to reach the New Tier II Payout Threshold will increase at the rate of 20% per annum until the distribution satisfying the threshold has occurred.

The percentage interest of each NEO in the various tiers of NGP Holdings incentive units as of December 31, 2014 was as follows:

	NGP Holdings Incentive Units
Name	Legacy Tier I Units (%)	Legacy Tier II Units (%)	Legacy Tier III Units (%)	New Tier I Units (%)	New Tier II Units (%)	New Tier III Units (%)	New Tier IV Units (%)
Daniel J. Rice IV	7.00%	7.00%	7.00%	8.56%	—	—	—
Grayson T. Lisenby	10.00%	10.00%	10.00%	12.57%	15.17%	15.17%	15.17%
Toby Z. Rice	4.00%	4.00%	4.00%	10.98%	13.25%	13.25%	13.25%
Derek A. Rice	7.00%	7.00%	7.00%	8.56%	—	—	—
James W. Rogers	7.00%	7.00%	7.00%	2.59%	3.12%	3.12%	3.12%

(4)	The amount shown is the number of unvested Rice Holdings incentive units. Because the value of an incentive unit does not increase or decrease in proportion to increases or decreases in the price of our common stock, the number of shares of our common stock underlying an incentive unit will change as the market price of our common stock changes.

The following table provides information regarding the number of unvested incentive units of each tier of Rice Holdings incentive units held by each NEO at December 31, 2014:

	Rice Holdings Incentive Units
Name	Tier I Units (#)	Tier II Units (#)	Tier III Units (#)
Daniel J. Rice IV	31,112	70,000	70,000
Grayson T. Lisenby	44,445	100,000	100,000
Toby Z. Rice	17,778	40,000	40,000
Derek A. Rice	31,112	70,000	70,000
James W. Rogers	31,112	70,000	70,000

As of December 31, 2014, approximately 55.55% of the Rice Holdings Tier I incentive units have vested; the remaining units will vest, in monthly increments, over the next 16 months (through April 18, 2016). The Tier II units will vest following the receipt by the Rice Trust of additional distributions from Rice Holdings, in the form of cash or shares of Rice Energy common stock valued, in accordance with the terms of the Amended and Restated Limited Liability Company Agreement of Rice Holdings, at $410,080,637 (as noted below, this amount constitutes a threshold above which holders of Tier II units will begin participating in distributions). The Tier III units will vest upon the receipt by the Rice Trust of additional distributions, in the form of cash or shares of Rice Energy common stock valued, in accordance with the terms of the Amended and Restated Limited Liability Company Agreement of Rice Holdings, at $637,484,844 (including the amount set forth in the previous sentence) (as noted below, this amount constitutes a threshold above which holders of Tier III units will begin participating in distributions). Under the Amended and Restated Limited Liability Company Agreement of Rice Holdings, for purposes of determining if vesting thresholds have been achieved, distributions of our common stock are valued based on the volume-weighted average trading price of a share of our common stock on the NYSE over the 30-trading day period ending on and including the trading day immediately preceding such date of determination.

Under the Amended and Restated Limited Liability Company Agreement of Rice Holdings, distributions will be made on August 15, 2015, 2016 and 2017. The Rice Trust and the holders of the several tiers of incentive units will participate as follows:

Upon the Receipt by the Rice Trust of Additional Distributions Totaling	Rice Trust	Tier I	Tier II	Tier III
Up to $182,676,431	100%	—	—	—
Above $182,676,431 to $410,080,637	90%	10%	—	—
Above $410,080,637 to $637,484,844	80%	10%	10%
Above $637,484,844	70%	10%	10%	10%

The percentage interest of each NEO in the three tiers of Rice Holdings incentive units as of December 31, 2014 was as follows:

	Rice Holdings Incentive Units
Name	Rice Holdings Tier I Units (%)	Rice Holdings Tier II Units (%)	Rice Holdings Tier III Units (%)
Daniel J. Rice IV	7.00%	7.00%	7.00%
Grayson T. Lisenby	10.00%	10.00%	10.00%
Toby Z. Rice	4.00%	4.00%	4.00%
Derek A. Rice	7.00%	7.00%	7.00%
James W. Rogers	7.00%	7.00%	7.00%

(5)	The amount shown is the number of unvested RMP phantom units granted under the RMP LTIP. All RMP phantom units vest on December 19, 2016.

(6)	The market value of the restricted stock units is based on the $20.97 closing market price per underlying share of our common stock on December 31, 2014, as reported by the NYSE.
(7)	There is no trading market for the NGP Holdings incentive units. In determining “market value” for purposes of the table, we assumed the sale of all shares of our common stock held by NGP Holdings at the $20.97 per share closing price on December 31, 2014, and distribution of the proceeds of the sale in accordance with the terms of the Amended and Restated Limited Liability Company Agreement of NGP Holdings.
(8)	There is no trading market for the Rice Holdings incentive units. In determining “market value” for purposes of the table, we assumed the distribution (or deemed distribution) on December 31, 2014 by Rice Holdings of shares of our common stock, in accordance with the terms of the Amended and Restated Limited Liability Company Agreement of Rice Holdings. Under the Amended and Restated Limited Liability Company Agreement of Rice Holdings, for purposes of determining if vesting thresholds have been achieved, distributions of our common stock are valued based on the volume-weighted average trading price of a share of our common stock on the NYSE over the 30-trading day period ending on and including the trading day immediately preceding such date of determination. After determining the number of shares that would have been distributed to each NEO with respect to the assumed distribution under the Amended and Restated Limited Liability Company Agreement of Rice Holdings, we valued the shares of our common stock assumed to be distributed at the $20.97 per share closing price of our common stock on December 31, 2014.
(9)	The market value of the RMP phantom units is based on the $16.75 closing market price per unit on December 31, 2014, as reported by the NYSE.
(10)	This column shows the number of unvested performance stock units as of December 31, 2014. The performance stock units will vest, based on performance achieved during the 2014-2016 performance period, on the date that the compensation committee certifies the performance achievement and, for purposes of this table, assume performance goals were achieved at target levels.
(11)	The amounts in this column are based on the $20.97 per share closing price of our common stock on December 31, 2014, as reported by the NYSE and assuming performance goals were achieved at target levels.

Stock Vested in 2014

The following table provides information regarding the NGP Holdings and Rice Holdings incentive units that vested in 2014, and the values realized (calculated in the manner described in the footnotes to the table). No Rice Energy or RMP equity awards vested in 2014.

	Stock Awards
Name	Number of Shares/Units Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Daniel J. Rice IV	111,240	4,876,636
Grayson T. Lisenby	205,450	7,837,385
Toby Z. Rice	121,595	4,770,378
Derek A. Rice	111,240	4,876,636
James W. Rogers	102,679	3,779,392

(1)	Includes the following Rice Holdings and NGP Holdings incentive units that vested during 2014:

Name	NGP Holdings Legacy Tier I in 2014(a)(b)	NGP Holdings New Tier I in 2014(a)(b)	NGP Holdings New Tier II in 2014(a)(b)	Rice Holdings Tier I Units in 2014(a)(b)
Daniel J. Rice IV	38,888	25,686	—	38,888
Grayson T. Lisenby	55,555	37,718	45,511	55,555
Toby Z. Rice	22,222	32,949	39,758	22,222
Derek A. Rice	38,888	25,686	—	38,888
James W. Rogers	38,888	7,761	9,364	38,888

(a)	All Rice Holdings and NGP Holdings incentive units are successor instruments to REA Incentive Units. Under the master reorganization agreement, Rice Holdings and NGP Holdings incentive units were issued in exchange for most of the REA Incentive Units. Under the Amended and Restated Limited Liability Company Agreement of NGP Holdings, the holding period for all incentive units subject to time-lapsed vesting (Legacy Tier I Units, New Tier I Units and New Tier II Units) includes the holding period of the predecessor REA Incentive Units. Similarly, under the Amended and Restated Limited Liability Agreement of Rice Holdings, the holding period for all incentive units subject to time-lapsed vesting (Tier I Units) includes the holding period of the predecessor REA Incentive Units. To the extent that REA Incentive Units would have been vested prior to the January 29, 2014 effective date of the master reorganization agreement, the incentive units issued in exchange of the vested REA Incentive Units are deemed to have vested on January 29, 2014 for purposes of the information in the table and the related footnotes.
(b)	NGP Holdings Legacy Tier I Units, New Tier I Units and New Tier II Units, and Rice Holdings Tier 1 Units vest in monthly increments; the amounts shown constitute the aggregate number of units that vested during 2014. See footnote (a) above.
(2)	For purposes of computing the value realized upon vesting with regard to NGP incentive units, we assumed that, on each vesting date, all of the shares of our common stock held by NGP Holdings were sold, and proceeds distributed, in accordance with the terms of the Amended and Restated Limited Liability Company Agreement of NGP Holdings on the applicable dates of vesting. For purposes of computing the value realized upon vesting with regard to the Rice Holdings incentive units, we assumed that, on each vesting date, all of the shares of our common stock held by Rice Holdings (including the shares held by the Rice Trust that would be deemed distributed to the Rice Trust) were distributed in accordance with the terms of the Amended and Restated Limited Liability Company Agreement of Rice Holdings on the applicable dates of vesting. In each case, we determined the portion of the distribution that would have been allocable to the incentive units that vested on the particular vesting date. The amounts shown in the table represent the sum of distributions that would have been allocable to the vesting incentive units on each applicable vesting date.

Potential Payments Upon Termination or Change in Control

The following tables set forth information concerning the change in control and severance payments to be made to each of our NEOs in connection with a change in control or termination of employment, presuming a termination or change in control date of December 31, 2014 and a valuation of our common stock based on its closing market price on December 31, 2014 of $20.97 per share. The below tables only include information for employment termination or change in control events that trigger vesting or severance-related payments, and assume that each executive will take all action necessary or appropriate for such person to receive the maximum available benefit, such as execution of a release of claims and compliance with restrictive covenants described below. Additional descriptions of the terms of our agreements, plans and arrangements with our NEOs are set forth in “Compensation Discussion and Analysis” and “Additional Information Regarding Our Summary Compensation and Grants of Plan-Based Awards Tables.”

The payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans or arrangements which are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each NEO.

The definitions of terms used in the agreements, plans and arrangements described below are set forth in “Definitions” under “Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

Employment Agreements

Under the Employment Agreements, each NEO is entitled to receive the following amounts upon a termination by the executive for “good reason” (as such term is defined below) or by the Company without “cause” (as such term is defined below): (i) accrued and earned amounts, (ii) a prorated annual bonus for the year of termination, (iii) a severance payment equal to one times (two times in the event of a qualifying termination within the 12-month period following a “change in control” (as such term is defined below)) the sum of the executive’s base salary on the date of termination and the average annual bonus for the three prior calendar years, and (iv) vesting of the unvested portion of any outstanding LTIP awards. The NEOs are also entitled to continued coverage under our group health plan for the COBRA period (up to 18 months) elected for the executive and the executive’s spouse and eligible dependents, at no greater premium cost than that which applies to our active senior executive employees.

The Employment Agreements with our NEOs do not provide for payment to cover excise taxes imposed under Section 4999 of the Code (e.g. no change in control gross-up payments). Rather, payments due upon a change of control will be reduced to the extent necessary to avoid such excise tax, unless it is determined that the net after tax benefits to an NEO would be greater if such reductions were not imposed.

In the event of a termination of employment due to death or disability, the unvested portion of an NEO’s LTIP awards will vest, and he (or his estate) will receive any accrued amounts.

The Employment Agreements also include certain confidentiality, non-competition and non-solicitation obligations. These provisions generally provide that: (i) NEOs shall refrain, both during and after termination of employment, from publishing any oral or written statements about the Company, or its affiliates, customers, suppliers or consultants (A) that are disparaging, slanderous, libelous, or defamatory, (B) disclose confidential information, or (C) place the Company and such persons in a false light before the public and (ii) for a period of one year following employment termination, they will (A) refrain from carrying on or engaging in, directly or indirectly, any business in competition with the Company or its affiliates, (B) not engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Company or any of its affiliates, or (C) not canvass, solicit, approach, or entice away, or cause to be canvassed, solicited, approached, or enticed away, from the Company or any of its affiliates any person who or which is a customer of any of such entities during the period during which the NEO was employed by the Company.

Daniel J. Rice IV*

	Termination without Cause or for Good Reason ($)	Termination in Connection with a Change in Control ($)(1)	Death ($)	Disability ($)
Compensation
Cash Severance	679,220	1,358,440	—	—
Pro-Rata Bonus	493,440	493,440	—	—
Long Term Incentives
Restricted Stock Units — Unvested & Accelerated	288,757	288,757	288,757	288,757
Performance Stock Units — Unvested & Accelerated(2)	1,630,000	1,630,000	1,630,000	1,630,000
Benefits and Perquisites
Health Insurance(3)	18,386	18,386	—	—

Total	3,109,803	3,789,023	1,918,757	1,918,757

*	Footnotes follow the last table in this section of the proxy statement.

Grayson T. Lisenby*

	Termination without Cause or for Good Reason ($)	Termination in Connection with a Change in Control ($)(1)	Death ($)	Disability ($)
Compensation
Cash Severance	719,220	1,438,440	—	—
Pro-Rata Bonus	493,440	493,440	—	—
Long Term Incentives
Restricted Stock Units — Unvested & Accelerated	288,757	288,757	288,757	288,757
Performance Stock Units — Unvested & Accelerated(2)	1,130,000	1,130,000	1,130,000	1,130,000
Benefits and Perquisites
Health Insurance(3)	18,386	18,386	—	—

Total	2,649,803	3,369,023	1,418,757	1,418,757

*	Footnotes follow the last table in this section of the proxy statement.

Toby Z. Rice*

	Termination without Cause or for Good Reason ($)	Termination in Connection with a Change in Control ($)(1)	Death ($)	Disability ($)
Compensation
Cash Severance	679,220	1,358,440	—	—
Pro-Rata Bonus	493,440	493,440	—	—
Long Term Incentives
Restricted Stock Units — Unvested & Accelerated	288,757	288,757	288,757	288,757
Performance Stock Units — Unvested & Accelerated(2)	1,630,000	1,630,000	1,630,000	1,630,000
Benefits and Perquisites
Health Insurance(3)	18,386	18,386	—	—

Total	3,109,803	3,789,023	1,918,757	1,918,757

*	Footnotes follow the last table in this section of the proxy statement.

Derek A. Rice*

	Termination without Cause or for Good Reason ($)	Termination in Connection with a Change in Control ($)(1)	Death ($)	Disability ($)
Compensation
Cash Severance	679,220	1,358,440	—	—
Pro-Rata Bonus	493,440	493,440	—	—
Long Term Incentives
Restricted Stock Units — Unvested & Accelerated	288,757	288,757	288,757	288,757
Performance Stock Units — Unvested & Accelerated(2)	1,630,000	1,630,000	1,630,000	1,630,000
Benefits and Perquisites
Health Insurance(3)	6,129	6,129	—	—

Total	3,097,546	3,776,766	1,918,757	1,918,757

*	Footnotes follow the last table in this section of the proxy statement.

James W. Rogers*

	Termination without Cause or for Good Reason ($)	Termination in Connection with a Change in Control ($)(1)	Death ($)	Disability ($)
Compensation
Cash Severance	609,021	1,218,041	—	—
Pro-Rata Bonus	391,291	391,291	—	—
Long Term Incentives
Restricted Stock Units — Unvested & Accelerated	252,668	252,668	252,668	252,668
Performance Stock Units — Unvested & Accelerated(2)	638,000	638,000	638,000	638,000
Benefits and Perquisites
Health Insurance(3)	18,386	18,386	—	—

Total	1,909,366	2,518,386	890,668	890,668

(1)	If a change in control occurred and the NEO’s employment did not terminate, the NEO would not be entitled to additional payments or benefits. The narrative following these tables contains a description of events that constitute a “change in control.”
(2)	The amounts reflect an assumption that performance was achieved at the target award level.
(3)	“Health Insurance” benefit expense reflects cumulative COBRA costs for the applicable continuation period based on 2015 and expected 2016 COBRA rates.

Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control

The following narrative provides additional information of the plans, arrangements, and agreements that relate to the potential payments set forth in the tables above. The definitions of terms used in such plans, arrangements and agreements are set forth below under “Definitions.” This summary, however, does not purport to be a complete description of all the provisions of the agreements with the executives.

Vesting Provisions Regarding Rice Energy Performance Stock Unit and Restricted Stock Unit Awards, and Rice Midstream Partners Phantom Unit Awards

With respect to performance stock unit awards, except as otherwise provided in another Company plan or agreement or described below, in the event of a participant’s employment termination during the applicable performance period or the participant’s breach of certain confidentiality covenants set forth in the award agreement, any performance stock units, whether earned or unearned, will automatically be cancelled and forfeited in their entirety. Generally, if, during the performance period, the participant ceases to be employed by us as a result of the participant’s disability or death, the participant will vest in full and the number of shares earned pursuant to the award will be determined at the end of the performance period.

With respect to restricted stock unit awards, except as otherwise provided in another Company plan or agreement or described below, in the event a participant’s employment is terminated, any unvested restricted stock units will be automatically forfeited. In the event a participant’s termination is due to death or disability, any unvested restricted stock units will vest.

With respect to RMP phantom units awards, in the event a participant experiences a separation from service with RMP and its affiliates, any unvested phantom units will be automatically forfeited.

Definitions

The following terms are defined under the Employment Agreements or the LTIP:

•	“Cause” is defined under the Employment Agreements generally to mean a determination by the board of directors (or its delegates) that the executive (i) has engaged in gross negligence, gross incompetence, or misconduct in the performance of the executive’s duties to us, (ii) has failed without proper legal reason to perform the executive’s duties and responsibilities to us, (iii) has breached any material provision of the employment agreement or any written agreement or corporate policy or code of conduct established by us, (iv) has engaged in conduct that is, or could reasonably expected to be, materially injurious to us, (v) has committed an act of theft, fraud, embezzlement, misappropriation, or breach of a fiduciary duty to us, or (vi) has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

•

“Good Reason” is defined under the Employment Agreements generally to mean (i) a material diminution in the executive’s base salary, other than as a part of one or more decreases that (A) does not exceed, in the aggregate, more than 10% of the base salary as in effect on the date immediately prior to such decrease, and (B) are applied similarly to all of our similarly situated executives; (ii) a material diminution in the executive’s authority, duties, or responsibilities; or (iii) the involuntary relocation of the geographic location of the executive’s principal place of employment by more than 75 miles from the location of the executive’s principal place of employment as of the effective date of the Employment Agreement.

•	“Change in Control” is defined under the Employment Agreements generally to mean (i) a merger, consolidation, or sale of all or substantially all of our assets if (A) our stockholders prior to the transaction do not continue to own equity securities with 50% or more of the voting power eligible to be cast in the election of directors after the transaction in substantially the same proportion or (B) the members of our board immediately prior to the transaction do not constitute at least a majority of the board of directors of the resulting entity immediately after the transaction; (ii) the dissolution or liquidation of the Company; (iii) when any person, entity, or group, other than certain persons, acquires or gains ownership or control of more than 50% of the combined voting power of the outstanding securities of the Company, or (iv) as a result of, or in connection with, a contested election of directors, the persons who were members of our board immediately before such election cease to constitute a majority of the board.

•	Disability is defined under the LTIP to mean a disability that entitles an employee to disability benefits under the Company’s long-term disability plan.

PROPOSAL 2 — APPROVAL OF ANNUAL INCENTIVE BONUS PLAN

The second proposal item to be voted on is the approval of the Annual Incentive Bonus Plan.

You are being asked to approve the Annual Incentive Bonus Plan (the “AIB Plan”) to allow the AIB Plan to provide for performance incentives in a manner that preserves, for tax purposes, Rice Energy’s ability to deduct the compensation awarded under the AIB Plan. Under the AIB Plan, the compensation committee or the CEO (solely with respect to non-executive officer participants) is authorized to award annual incentive compensation that is conditioned upon achievement of performance goals. The AIB Plan is structured to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) of the Code and related Internal Revenue Service regulations, and is being submitted for stockholder approval at the Annual Meeting primarily to satisfy the stockholder approval requirement of Section 162(m) of the Code.

The amounts and benefits to be paid under the AIB Plan are not determinable at this time since no awards have been made under the AIB Plan, and, when awarded will be wholly dependent upon the achievement of annual performance goals.

The material terms of the AIB Plan are described below and the AIB Plan is attached to this proxy statement as Appendix A. To the extent this summary description differs from the AIB Plan attached as Appendix A, the text of the AIB Plan governs the terms and provisions of the AIB Plan. Because our executive officers are eligible to receive awards under the AIB Plan, they may be deemed to have a personal interest in the approval of this proposal by the Company’s stockholders.

The purpose of the AIB Plan is to advance the interests of Rice Energy and its stockholders by providing incentives to key employees and officers with significant responsibility for achieving performance goals critical to Rice Energy’s success and growth, which number of participants is not determinable as the decisions regarding the participants will not be considered until after approval of the AIB Plan by stockholders at the Annual Meeting. The AIB Plan is designed to: (i) promote the attainment of Rice Energy’s significant business objectives, (ii) encourage and reward management teamwork across the entire Company, and (iii) assist in the attraction and retention of employees vital to Rice Energy’s long-term success.

Officers and key employees of the Company shall be eligible to participate in the AIB Plan. No employee shall have the right to participate in the AIB Plan, and participation in the AIB Plan in any one performance period does not entitle an individual to participate in the future.

The AIB Plan is administered by the compensation committee with respect to awards to be granted to the Company’s executive officers and by the CEO with respect to awards to be granted to other participants thereunder (as applicable, the “Plan Administrator”). The AIB Plan provides performance-based cash incentive compensation to employees and officers based on their service to Rice Energy, and their performance and other factors with respect to a performance period. The Plan Administrator has authority and discretion under the AIB Plan to determine eligibility for participation in the AIB Plan; to make awards under the AIB Plan; to establish the terms and conditions of such awards, including specifying the performance goals and performance measures applicable to each award; and to determine whether the performance goals applicable to any performance measures for any awards have been achieved. The AIB Plan has a maximum limit of $3 million that may be paid to any individual for any one calendar year period under the plan. The AIB Plan may from time to time be amended, suspended or terminated, in whole or in part. No amendment or termination of the AIB Plan, without the consent of a participant, may materially adversely affect the rights of a participant to any payments that have been determined by the Plan Administrator to be due and owing to such participant under the plan. Additionally, no amendment that requires stockholder approval in order for the AIB Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the stockholders of the Company.

The AIB Plan includes the following performance measures (including variations thereof): earnings per share, increase in revenues, increase in cash flow, increase in cash flow from operations, increase in cash flow return, return on net assets, return on assets, return on investment, return on capital, return on equity, economic value added, operating margin, contribution margin, net income, net income per share, pre-tax earnings, pre-tax earnings before interest, depreciation and amortization, pre-tax operating earnings after interest expense and before incentives, service fees and extraordinary or special items, total or relative stockholder return, debt reduction, market share, change in the fair market value of stock price, operating income, amount of oil and natural gas reserves, oil and natural gas reserves additions, cost of finding oil and natural gas reserves, oil and natural gas reserve replacement ratios, oil and natural gas production amounts, oil and natural gas production sales amounts, safety targets, regulatory compliance, any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee, including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies, and other non-financial operating and management performance objectives. To the extent consistent with Section 162(m) of the Code and the regulations promulgated thereunder, the compensation committee may determine that certain adjustments shall apply, in whole or in part, in such manner as specified by the Committee, to exclude or include the effect of specified events that occur during a performance period, including the following: asset write-downs, litigation, claims, judgments or settlements, the effect of changes in tax law, accounting principles or other such laws or regulations affecting reporting results, accruals for business combinations, reorganization and restructuring programs, including but not limited to reductions in force and early retirement incentives, any extraordinary, unusual, or nonrecurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and/or notes thereto appearing in the Company’s annual report for the applicable period, goodwill impairment charges, operating results for any business acquired during the calendar year, third party expenses associated with any acquisitions, any change in accounting principles or accounting charges, any loss from discontinued operations, and any other extraordinary events or occurrences identified by the compensation committee, to the extent set forth with reasonable particularity in connection with the establishment of performance goals. The Plan Administrator believes that the performance measures provide it flexibility to make awards that reward achievement of Rice Energy’s strategic goals and are consistent with the compensation philosophy discussed in “Compensation Discussion and Analysis.”

The Plan Administrator, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a participant of a specified annual performance rating, the continued employment by the participant and/or the achievement of specified performance goals by the Company, business unit or participant. Furthermore and notwithstanding any provision of the AIB Plan to the contrary, the Plan Administrator may reduce the amount of any award to a participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such participant’s performance, (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry, (iii) the Company’s financial results and conditions, or (iv) such other factors or conditions that the Plan Administrator deems relevant. Notwithstanding any provision of the AIB Plan to the contrary, the Plan Administrator may not use its discretionary authority to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

Unless otherwise determined by the compensation committee or as otherwise provided, if a participant in the AIB Plan Separates from Service (as defined in the AIB Plan) prior to the end of a performance period of an award (i) by reason of death or Total and Permanent Disability (as defined in the AIB Plan), the participant’s award will be prorated to reflect the period of service during the performance period prior to his/her death or Total and

Permanent Disability; (ii) on account of an involuntary Separation from Service by the Company other than for Cause (as defined in the AIB Plan) (A) within the 90-day period immediately preceding a Change in Control (as defined in the AIB Plan), or (B) on or within the one (1) year period following a Change in Control, the award will be deemed earned at a target award level; or (iii) on account of an involuntary Separation from Service by the Company other than for Cause which occurs on or after July 1st of an annual performance period, the participant’s award will be prorated to reflect the period of service during the performance period prior to his/her Separation from Service. Participants who have a Separation from Service for any reason other than those provided above prior to the end of a performance period of an award, will forfeit any and all rights to payment under such award then outstanding and will not be entitled to any cash payment for the applicable period.

A participant generally will not recognize income upon the grant of an award. Upon payment of the award, a participant will recognize ordinary income in an amount equal to the cash received. When the participant recognizes ordinary income upon payment of an award, Rice Energy will generally be entitled to a tax deduction on the same amount.

With certain exceptions, Section 162(m) of the Code limits our deduction for compensation in excess of $1,000,000 paid to certain covered employees (generally our CEO and three other highest-paid executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. If our stockholders approve the AIB Plan, we believe that certain awards granted to covered employees under the AIB Plan will satisfy the requirements of qualified performance-based compensation and therefore we will be entitled to a deduction with respect to such awards. The Plan Administrator strives to grant certain awards that will preserve deductibility to the extent reasonably practicable and to the extent consistent with its compensation objectives. However, the Plan Administrator believes that stockholder interests are best served by not restricting the Plan Administrator’s discretion and flexibility in structuring, determining and ultimately approving payment with respect to its awards to employees, even if the programs or such decisions may result in certain non-deductible compensation.

In addition, if a change of control of Rice Energy causes awards under the AIB Plan to accelerate vesting or is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of our deductions under Section 280G of the Code.

The benefits provided under the AIB Plan are intended to be excepted from coverage under Section 409A of the Code and the regulations promulgated thereunder and will be construed accordingly. Notwithstanding any provision of the AIB Plan to the contrary, if any benefit provided under the AIB Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder (and not excepted therefrom), the provisions of the AIB Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A of the Code and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).

In the event the AIB Plan is not approved by stockholders at the Annual Meeting, annual incentive awards will continue to be made under the LTIP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE

APPROVAL OF THE ANNUAL INCENTIVE BONUS PLAN

PROPOSAL 3 — ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

The third proposal item to be voted on is the advisory approval of the Company’s executive compensation.

As described in detail in “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain key executives who drive our success and industry leadership. We achieve these goals by being committed to “paying for performance.”

The compensation committee continually reviews the compensation programs for our executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. Please read “Compensation Discussion and Analysis,” which describes the Company’s executive compensation program and the decisions made by the compensation committee in 2014 in more detail, including information about the fiscal year 2014 compensation paid to our NEOs.

The Company has delivered solid financial results for our stockholders since our IPO in January 2014. For a discussion of the Company’s significant achievements in 2014, see “Compensation Discussion and Analysis.” We believe that our executive compensation programs have played a material role in our ability: (i) to drive the strong financial results described in “Compensation Discussion and Analysis” and (ii) to attract and retain a highly experienced, successful team to manage the Company.

We are asking our stockholders to indicate their support for the compensation paid to our NEOs as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the compensation paid to our executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our executive officers and the philosophy, policies and practices described in this proxy statement.

Accordingly, we ask our stockholders to vote “FOR,” on an advisory basis, the compensation paid to our executive officers by adopting the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion is hereby APPROVED.”

As an advisory vote, your vote will not be binding on the Company or the board of directors. However, our board of directors and our compensation committee, which is responsible for designing and administering the Company’s executive compensation program, value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our executive officers, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION AS DISCLOSED

UNDER “COMPENSATION DISCUSSION AND ANALYSIS” AND THE ACCOMPANYING

COMPENSATION TABLES UNDER “EXECUTIVE COMPENSATION” CONTAINED IN

THIS PROXY STATEMENT

PROPOSAL 4 — ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON THE

COMPANY’S EXECUTIVE COMPENSATION

The fourth proposal item to be voted on is the frequency of future advisory votes on the Company’s executive compensation.

Rice Energy is also providing its stockholders with the opportunity to cast an advisory vote to determine the frequency of the advisory stockholder vote on compensation paid to our executive officers. By voting on this Proposal 4, stockholders may indicate whether they would prefer an advisory vote on executive officer compensation every one, two or three years, or abstain from voting. Stockholders are not voting to approve or disapprove the board’s recommendation but rather may choose among the four choices.

After careful consideration, our board of directors has determined that an advisory vote on executive compensation that occurs once every year is the most appropriate alternative for the Company, and therefore our board of directors recommends that you vote for once every year interval for the advisory vote on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR “ONCE EVERY YEAR”

ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE

COMPANY’S EXECUTIVE COMPENSATION

EQUITY COMPENSATION PLAN INFORMATION TABLE

This table provides information about our common stock subject to our equity compensation plan as of December 31, 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	622,191	(1)	—	16,877,809	(2)
Equity compensation plans not approved by security holders	—		—	—

	622,191		—	16,877,809

(1)	Of this total related to the LTIP, 323,823 are restricted stock units and 298,368 are performance stock units (assuming performance at a target level).
(2)	The entire amount available for awards under the LTIP is 17,500,000. The awards under the LTIP may be granted in the form of bonus stock, restricted stock, restricted stock units, options, stock appreciation rights, dividend equivalent rights, performance awards, annual incentive awards and other stock-based awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information as of April 6, 2015, regarding the beneficial ownership of our common stock by:

•	each person who is known by us to own beneficially more than five percent of our common stock;

•	each member of our board of directors and each of our NEOs; and

•	all members of our board of directors and our executive officers as a group.

The table also presents the ownership of common units of RMP owned of record or beneficially as of April 6, 2015, by:

•	each member of our board of directors and each of our NEOs; and

•	all members of our board of directors and our executive officers as a group.

The Company owns a majority interest in RMP. The number of shares and percentages of beneficial ownership set forth below are based on 28,753,623 common units of RMP and 136,297,909 shares of our common stock issued and outstanding as of April 6, 2015.

	Rice Energy Inc.
Name of Beneficial Owner	Number of Shares Owned(1)	Right to Acquire(2)	Total	Percentage
5% Stockholders:
Rice Energy Irrevocable Trust(3)(4) 400 Woodcliff Drive Canonsburg, PA 15317	19,800,000	—	19,800,000	14.5%
Rice Energy Holdings LLC(3)(5) 400 Woodcliff Drive Canonsburg, PA 15317	20,300,923	—	20,300,923	14.9%
NGP Rice Holdings LLC(3)(6) 5221 N. O’Connor Boulevard, Suite 1100 Irving, TX 75039	20,337,725	—	20,337,725	14.9%
Alpha Natural Resources, Inc.(3)(7) One Alpha Place, P.O. Box 16429, Bristol, VA 24209	6,047,666	—	6,047,666	4.4%
Citadel Advisors LLC(8) c/o Citadel LLC, 131 S. Dearborn Street, 32nd Floor Chicago, IL 60603	10,706,397	—	10,706,397	7.9%
Boston Partners(9) One Beacon Street 30th Floor Boston, MA 02108	7,721,660	—	7,721,660	5.7%

	Rice Energy Inc.					Rice Midstream Partners LP
Name of Beneficial Owner	Number of Shares Owned(1)	Right to Acquire(2)	Total		Percentage	Number of Common Units Beneficially Owned(19)	Percentage of Common Units Beneficially Owned
Directors and Named Executive Officers:
Daniel J. Rice IV(10)	11,239	4,590	15,829		*	1,000	*
Grayson T. Lisenby(11)	16,244	4,590	20,834		*	6,500	*
Toby Z. Rice(12)	13,824	4,590	18,414		*	12,500	*
Derek A. Rice(13)	11,239	4,590	15,829		*	—	*
James W. Rogers(14)	11,039	4,016	15,055		*	2,000	*
Robert F. Vagt	14,905	10,964	25,869		*	—	—
Daniel J. Rice III	2,556,844	—	2,556,844		1.9%	—	—
Scott A. Gieselman	40,000	—	40,000		*	—	—
James W. Christmas(15)	180,238	7,456	187,694		*	—	—
Steven C. Dixon(16)	10,000	—	10,000		*	—	—
John McCartney(17)	2,000	—	2,000		*	—	—
All Executive Officers and Directors of Rice Energy as a Group (13 persons)	2,919,021	45,549	2,964,570	(18)	2.2%	39,500	*

*	Less than 1% of shares outstanding

(1)	The shares of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote, or direct the voting of, such security, or investment power, which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.
(2)	The numbers in this column represent shares underlying restricted stock units which are exercisable or may be settled within 60 days of April 6, 2015.
(3)	The Company, Rice Holdings, NGP Holdings, Alpha, and the Rice Trust are a party to the Stockholders Agreement with regard to the shares of common stock held by each. Among other things, the Stockholders Agreement requires the parties thereto to take all necessary actions, including voting their shares of common stock, for the election of the nominees designated by such principal stockholders. The Stockholders Agreement will terminate on the earlier of the date on which (i) none of our principal stockholders beneficially own at least 2.5% of our outstanding common stock and (ii) we receive written notice from each principal stockholder requesting the termination of the Stockholders Agreement. The Stockholders Agreement terminates with respect to a particular principal stockholder party thereto when such principal stockholder beneficially owns less than 2.5% of our outstanding common stock. Pursuant to the information contained in the most recently filed Schedules 13G and/or Schedules 13D of each, in the aggregate, the parties to the Stockholder Agreement beneficially own approximately 48.8% of the common stock of the Company. For more information regarding the Stockholders Agreement, see “Stockholder Proposals for the 2016 Annual Meeting.”
(4)	Based solely on the Schedule 13D/A filed on January 14, 2015 by the Rice Trust, and Kathleen L. Peto and Jay D. Rosenbaum, as co-trustees of the Rice Trust, in which the Rice Trust reported that it had (i) sole voting power with respect to zero shares of our common stock, (ii) shared voting power with respect to 66,486,314 shares of our common stock, (iii) sole dispositive power with respect to zero shares of our common stock and (iv) shared dispositive power with respect to 19,800,000 shares of our common stock. Mr. Jay D. Rosenbaum and Ms. Kathleen L. Peto are co-trustees of the Rice Trust. Ms. Kathleen L. Peto is the spouse of Mr. Daniel J. Rice III. On December 15, 2014, the trust entered into line of credit and financial assets security agreements with Morgan Stanley for up to $50,000,000, pursuant to which the Rice Trust pledged 6,750,000 shares of the Company’s common stock as security for its obligations under the line of credit agreement. The Rice Trust also holds 8,000,000 shares of Rice Energy common stock in a brokerage account with UBS and pursuant to UBS’s standard client account agreement, UBS holds a lien on all assets in the account (including the 8,000,000 shares of Rice Energy common stock) as security for amounts borrowed from time to time on margin.
(5)	Based solely on the Schedule 13D/A filed on January 14, 2015 by Rice Holdings in which it reported that it had (i) sole voting power with respect to zero shares of our common stock, (ii) shared voting power with respect to 66,486,314 shares of our common stock, (iii) sole dispositive power with respect to 20,300,923 shares of our common stock and (iv) shared dispositive power with respect to zero shares of our common stock.
(6)	Based solely on the Schedule 13D/A filed on January 14, 2015 by NGP Holdings, NGP Natural Resources X, L.P., NGP X Parallel Holdings, L.P., G.F.W. Energy X, L.P., GFW X, L.L.C., Natural Gas Partners IX, L.P., NGP IX Offshore Holdings, L.P., G.F.W. Energy IX, L.P., GFW IX, L.L.C., and NGP Energy Capital Management, L.L.C. in which the entities reported that they had (i) sole voting power with respect to zero shares of our common stock, (ii) shared voting power with respect to 66,486,314 shares of our common stock, (iii) sole dispositive power with respect to zero shares of our common stock and (iv) shared dispositive power with respect to 20,337,725 shares of our common stock.

(7)	Based solely on the Schedule 13D/A filed on January 14, 2015 by Alpha and its indirect wholly owned subsidiary, Foundation PA Coal Company, LLC in which the entities reported that they had (i) sole voting power with respect to zero shares of our common stock, (ii) shared voting power with respect to 66,486,314 shares of our common stock, (iii) sole dispositive power with respect to 6,047,666 shares of our common stock and (iv) shared dispositive power with respect to zero shares of our common stock.
(8)	Based solely on the Schedule 13G/A filed on February 17, 2015 by Citadel Advisors LLC, Citadel Advisors Holdings II LP, Citadel GP LLC and Mr. Kenneth Griffin in which such persons reported that they had (i) sole voting power with respect to zero shares of our common stock, (ii) shared voting power with respect to 10,706,397 shares of our common stock, (iii) sole dispositive power with respect to zero shares of our common stock and (iv) shared dispositive power with respect to 10,706,397 shares of our common stock.
(9)	Based solely on the Schedule 13G filed on February 11, 2015 by Boston Partners in which the entity reported that it had (i) sole voting power with respect to 5,686,266 shares of our common stock, (ii) shared voting power with respect to 11,755 shares of our common stock, (iii) sole dispositive power with respect to 7,721,660 shares of our common stock and (iv) shared dispositive power with respect to zero shares of our common stock.
(10)	This number does not include 30,289 restricted stock units or any unearned performance stock units that have been issued to Mr. Daniel J. Rice IV under the LTIP.
(11)	This number does not include 30,289 restricted stock units or any unearned performance stock units that have been issued to Mr. Lisenby under the LTIP.
(12)	This number does not include 30,289 restricted stock units or any unearned performance stock units that have been issued to Mr. Toby Z. Rice under the LTIP.
(13)	This number does not include 30,289 restricted stock units or any unearned performance stock units that have been issued to Mr. Derek A. Rice under the LTIP.
(14)	This number does not include 26,503 restricted stock units or any unearned performance stock units that have been issued to Mr. Rogers under the LTIP.
(15)	With regard to 75,000 shares, Mr. Christmas disclaims beneficial ownership of the shares as these shares are held in trusts which have previously been established for his children.
(16)	This number does not include 3,684 restricted stock units that have been issued to Mr. Dixon under the LTIP.
(17)	This number does not include 2,146 restricted stock units that have been issued to Mr. McCartney under the LTIP.
(18)	This number does not include an aggregate of 210,026 unvested restricted stock units granted to all directors and executive officers of the Company.
(19)	The numbers in this column do not include 15,152 RMP phantom units received by each of Daniel J. Rice IV, Grayson T. Lisenby, Toby Z. Rice, Derek A. Rice and James W. Rogers or 4,546 RMP phantom units received by James W. Christmas. As of April 6, 2015, the directors and executive officers of the Company owned, as a group, 128,792 RMP phantom units.

Brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course. Shares shown in the table for directors, director nominees and executive officers may be subject to this type of security interest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors and certain officers are required to file reports with the SEC when they engage in transactions in the Company’s securities pursuant to Section 16(a) of the Exchange Act. Although the Company may generally assist its directors and Section 16 officers in preparing and filing the required reports, directors and Section 16 officers retain responsibility for the reports. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, Rice Energy believes that all reporting requirements under Section 16(a) for the fiscal year ended

December 31, 2014, were met in a timely manner by its directors, executive officers, and greater than ten percent beneficial owners, except that Mr. Dixon inadvertently filed a late Form 4 on December 10, 2014 for 3,684 restricted stock units he received on December 5, 2014 upon joining the board. In addition, with regard to the current fiscal year, Mr. Wingo filed a Form 3 on February 11, 2015 that inadvertently omitted 1,695 restricted stock units, which was corrected with the filing of an amended Form 3 on April  10, 2015.

POLICY WITH RESPECT TO RELATED PERSON TRANSACTIONS

Our board approved and adopted a written policy which details the procedures for the review, approval and monitoring of transactions involving us and “related persons” (directors or director nominees of the Company; senior officers of the Company, which, among others, includes Section 16 officers; stockholders owning more than 5% of the Company or its controlled affiliates; any immediate family member of any of the foregoing persons, or an entity that is owned or controlled by someone listed above, or an entity in which someone listed above has a substantial ownership interest or control of the entity). The policy covers any related person transaction where the Company is a participant that, in the aggregate, involves or may be expected to exceed $120,000 in any calendar year (an “Interested Transaction”).

Approval Procedures

Prior to entering into an Interested Transaction, the audit committee should review the material facts of the Interested Transaction and either approve or disapprove of the entry into the Interested Transaction, unless standing pre-approval exists for the Interested Transaction. If advance committee approval of an Interested Transaction is not feasible, then the Interested Transaction should be considered and ratified (if the audit committee determines it to be appropriate) at the audit committee’s next regularly scheduled meeting. In determining whether to approve or ratify an Interested Transaction, the audit committee will take into account, among other factors it deems appropriate:

•	whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances,

•	the extent of the related person’s interest in the transaction, and

•	whether the Interested Transaction is material to the Company.

In addition, the audit committee’s chairman has been delegated the authority to pre-approve or ratify (as applicable) any Interested Transaction with a related person in which the aggregate amount involved is expected to be less than $120,000.

Standing Pre-Approval for Certain Interested Transactions

The audit committee has reviewed the types of Interested Transactions described below and determined that each are deemed to be pre-approved or ratified (as applicable) by the audit committee, even if the aggregate amount involved exceeds or will exceed $120,000:

•	Employment of Executive Officers. Any employment by the Company of an executive officer of the Company is pre-approved or ratified (as applicable) if: (i) the related compensation is required to be reported in the Company’s proxy statement or (ii) the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy statement if the executive officer was a “named executive officer” and the compensation committee approved (or recommended that the board approve) the compensation.

•	Director Compensation. Any compensation paid to a director is pre-approved or ratified (as applicable) if the compensation is required to be reported in the Company’s proxy statement and the compensation is approved by the board or a committee thereof.

•	Certain Transactions with Other Companies. Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares is pre-approved or ratified (as applicable) if the aggregate amount involved does not exceed the greater of $1.0 million or 5% of that company’s total annual revenues.

•	Certain Company Charitable Contributions. Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director is pre-approved or ratified (as applicable) if the aggregate amount involved does not exceed the lesser of $200,000 or 5% of the charitable organization’s total annual receipts.

•	Transactions where All Stockholders Receive Proportional Benefits. Any transaction where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends) is pre-approved or ratified (as applicable).

•	Transactions Involving Competitive Bids. Any transaction involving a related person where the rates or charges involved are determined by competitive bids is pre-approved or ratified (as applicable).

•	Regulated Transactions. Any transaction with a related person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority is pre-approved or ratified (as applicable).

•	Certain Banking-Related Services. Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services is pre-approved or ratified (as applicable).

Ongoing Transactions

In connection with each regularly scheduled meeting of the audit committee, a summary of each new Interested Transaction deemed pre-approved and each new Interested Transaction pre-approved by the chairman should be provided to the audit committee for its review.

RELATED PERSON TRANSACTIONS

Marcellus JV Buy-In Transaction Agreement

On January 29, 2014, in connection with the closing of our IPO, we completed our acquisition of Alpha’s 50% indirect interest in our Marcellus joint venture in exchange for total consideration of $322 million, consisting of $100 million of cash and our issuance to Alpha of 9,523,810 shares of our common stock.

Registration Rights Agreement

In connection with the closing of our IPO, we entered into a registration rights agreement with Rice Holdings, Rice Partners, Daniel J. Rice III, NGP Holdings and an affiliate of Alpha, (collectively, the “Initial Holders”). Pursuant to the registration rights agreement, we have agreed to register the sale of shares of our common stock under certain circumstances.

Demand Rights

Subject to the limitations set forth below, any Initial Holder (or their permitted transferees) has the right to require us by written notice to prepare and file a registration statement registering the offer and sale of a number of their shares of common stock. Generally, we are required to provide notice of the request within five business days following the receipt of such demand request to all additional holders of our common stock, who may, in certain circumstances, participate in the registration. In no event shall more than one demand registration occur during any six-month period or within 180 days (with respect to our IPO) or 90 days (with respect to any public offering other than our IPO) after the effective date of a final annual report we file. Further, we are not obligated to effect:

•	(i) through December 31, 2016, more than a total of three demand registrations or (ii) on or after January 1, 2017, more than a total of one demand registration per calendar year at the request of Rice Holdings;

•	more than one demand registration for Daniel J. Rice III;

•	(i) through December 31, 2016, more than a total of three demand registrations or (ii) on or after January 1, 2017, more than a total of one demand registration per calendar year at the request of NGP Holdings; or

•	more than one demand registration for Alpha (which occurred in August 2014).

We are also not obligated to affect any demand registration in which the anticipated aggregate offering price included in such offering is less than $30 million. Once we are eligible to affect a registration on Form S-3, any such demand registration may be for a shelf registration statement. Any demand for an underwritten offering pursuant to an effective shelf registration statement shall constitute a demand request subject to the limitations set forth above. We will be required to maintain the effectiveness of any such registration statement until the earlier of 180 days (or two years if a “shelf registration” is requested) after the effective date and the consummation of the distribution by the participating holders.

Piggy-back Rights

If, at any time, we propose to register an offering of common stock (subject to certain exceptions) for our own account, then we must give at least five business days’ notice to all holders of the right addressed in the registration rights agreement to allow them to include a specified number of their shares in that registration statement.

Conditions and Limitations; Expenses

These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the registration rights agreement, regardless of whether a registration statement is filed or becomes effective.

Rice Family Employees

Ryan Rice, brother of the Rice brothers (the CEO, COO and EVP of Exploration) and son of Daniel J. Rice III, is employed by Rice Energy as a Petroleum Engineer. During the fiscal year ended December 31, 2014, Rice Energy paid Ryan Rice aggregate compensation in the amount of $132,923, including the value of Rice Energy and RMP equity awards.

Aileen Rice, spouse of Toby Z. Rice, COO of Rice Energy, sister-in-law of the Rice brothers (CEO and EVP of Exploration) and daughter-in-law of Daniel J. Rice III, is employed with Rice Energy as the Senior Land Manager, Appalachia. During the fiscal year ended December 31, 2014, Rice Energy paid Aileen Rice aggregate compensation in the amount of $161,577, including the value of Rice Energy and RMP equity awards. Similar to the NEOs, Aileen Rice also holds incentive units issued to her by NGP Holdings and Rice Holdings which have an aggregate grant date fair value of $6,204,776 computed in accordance with FASB ASC Topic 718. As described elsewhere in this proxy statement, the obligations relating to the incentive units are pre-IPO legacy obligations of Rice Holdings, NGP Holdings and their predecessor entity (and not those of Rice Energy). Rice Energy is not obligated to, or responsible for, any cash or Rice Energy share distributions in connection with the incentive units. All of such distributions are to be made either by NGP Holdings or Rice Holdings. Additionally, as described elsewhere in this proxy statement, in connection with the IPO and related corporate reorganization, Daniel J. Rice III satisfied his obligations to the REA Incentive Unit holders under the Rice Appalachia LLC Agreement by distributing shares of Rice Energy common stock to them. Aileen Rice received a distribution of 7,008 shares of Rice Energy common stock with a value of $163,356, calculated based on the closing market price per share of Rice Energy’s common stock on January 29, 2014 of $23.31.

Ryan Rice and Aileen Rice continue to be employees of Rice Energy in 2015 with similar compensatory arrangements as in 2014.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the Company’s board of directors is currently composed of three non-employee directors and operates under a written charter adopted by the board of directors. The committee charter is available on the Company’s web site (www.riceenergy.com).

The Company’s management is responsible for the Company’s financial reporting processes, including the system of internal controls. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and for issuing an opinion on the conformity of those financial statements with United States generally accepted accounting principles. The independent registered public accounting firm is also responsible for performing an audit of the effectiveness of internal controls over financial reporting and expressing an opinion on internal control over financial reporting. The audit committee oversees the Company’s financial reporting processes on behalf of the board of directors.

In this context, the audit committee has met and held discussions with management, the Company’s internal auditors and the independent registered public accounting firm. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with United States generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The audit committee has also discussed internal control over financial reporting with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, regarding the independent accountant’s communications with the audit committee concerning independence, the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Accounting Oversight Board and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the firm is independent, the audit committee considered, among other factors, whether any non-audit services provided by the firm were compatible with its independence.

The audit committee discussed with the Company’s independent registered public accounting firm and the Company’s internal auditors the overall scope and plans for their respective audits. The audit committee meets with the independent registered public accounting firm at least quarterly, with and without management present, to discuss the results of their audit, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC. The audit committee approved, and the board of directors ratified, the selection of the Company’s independent registered public accounting firm.

James W. Christmas, Chairman
Robert F. Vagt
John McCartney*
Steven C. Dixon*

*	Mr. McCartney was appointed to the Audit Committee on April 10, 2015 and did not participate in the reviews, discussions or recommendation referred to above. Mr. Dixon served on the Audit Committee until April 10, 2015 and participated in such reviews, discussions and recommendation.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees billed for professional audit services rendered by Ernst & Young LLP (“E&Y”) for the audit of Rice Energy’s annual financial statements for the years ended December 31, 2014 and December 31, 2013, and fees for other services rendered by E&Y during those periods.

Fees of Independent Registered Public Accounting Firm

For work performed in regard to fiscal years 2014 and 2013, Rice Energy paid E&Y the following fees for services, as categorized:

	Fiscal 2014	Fiscal 2013
	(In thousands)	(In thousands)
Audit fees(1)	$2,027	$1,370
Audit-related fees(2)	$75	—
Tax fees(3)	—	$169
All other fees	—	—
Total	$2,102	$1,539

(1)	For fiscal years 2013 and 2014, includes E&Y fees for professional services provided in connection with (i) audit of our financial statements, (ii) review of our quarterly consolidated financial statements and (iii) review of our filings with the SEC, including review of registration statements, comfort letters and consents. For 2014, $653,000 of the audit fees was associated with the audit of RMP prior to RMP’s initial public offering in December 2014.
(2)	Includes fees for internal control procedures.
(3)	Tax fees primarily represent advice related to structuring of corporate reorganization.

Policy for Approval of Audit and Permitted Non-Audit Services

Before the independent registered public accounting firm is engaged by the Company or its subsidiaries to render audit or non-audit services, the audit committee must pre-approve the engagement. Audit committee pre-approval of audit and non-audit services is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the audit committee. The chairman of the audit committee has the authority to grant pre-approvals, provided such approvals are within the pre-approval policy and presented to the audit committee at a subsequent meeting. In 2013 and 2014, all of E&Y’s professional fees were pre-approved in accordance with the Company’s pre-approval policies then in place.

PROPOSAL 5 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The fifth proposal item to be voted on is to ratify the appointment of E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

The audit committee approved, and the board of directors has ratified, that E&Y act as Rice Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2015. The board of directors has directed that such appointment be submitted to Rice Energy’s stockholders for further ratification at the Annual Meeting.

Stockholder ratification of the appointment of E&Y as Rice Energy’s independent registered public accounting firm is not required. The board of directors, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders do not ratify the appointment, the audit committee will reconsider whether to retain E&Y.

Representatives of E&Y are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. They will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

YOUR VOTE IS VERY IMPORTANT. WE URGE YOU TO VOTE IN ANY ONE OF THE FOLLOWING THREE WAYS:

•	VIA THE INTERNET

•	USE THE TOLL-FREE TELEPHONE NUMBER

•	MARK, SIGN, DATE AND PROMPTLY RETURN A PROXY CARD BY MAIL

Any proxy may be revoked at any time before your shares are voted at the Annual Meeting.

By Order of the Board of Directors

William E. Jordan
Senior Vice President, General Counsel and Corporate Secretary

April 17, 2015

Canonsburg, Pennsylvania

APPENDIX A

RICE ENERGY INC.

ANNUAL INCENTIVE BONUS PLAN

1.	Purpose of the Plan

The purpose of the Rice Energy Inc. Annual Incentive Bonus Plan (the “Plan”) is to advance the interests of the Company and its stockholders by providing incentives to key employees with significant responsibility for achieving performance goals critical to the success and growth of the Company. The Plan is designed to: (i) promote the attainment of the Company’s significant business objectives; (ii) encourage and reward management teamwork across the entire Company; and (iii) assist in the attraction and retention of employees vital to the Company’s long-term success.

2.	Definitions

For the purpose of the Plan, the following definitions shall apply:

(a) “Board” means the Board of Directors of Rice Energy.

(b) “Cause” means “Cause” as set forth in any employment agreement between the Participant and the Company or, in the absence of such an agreement, “Cause” as defined by the Company’s plans applicable to the Participant or employment policies in effect at the time of the Participant’s Separation from Service and/or a violation of the Company’s Corporate Code of Business Conduct and Ethics or Financial Code of Ethics.

(c) “Change in Control” means the occurrence of any of the following events:

(1) The consummation of an agreement to acquire, or a tender offer for beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by any person of, 50% or more of either (x) the then outstanding shares of Rice Energy’s common stock (the “Outstanding Stock”) or (y) the combined voting power of the then outstanding voting securities of Rice Energy entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from Rice Energy, (B) any acquisition by Rice Energy, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Rice Energy or any entity controlled by Rice Energy, or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B), and (C) of paragraph (3) below;

(2) Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board;

(3) Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company, or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) the Outstanding Stock and Outstanding Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then outstanding shares of common stock or common equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no person (excluding any employee benefit plan (or related trust) of the Company or the entity resulting from such

Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity except to the extent that such ownership results solely from ownership of Rice Energy that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4) Approval by the stockholders of Rice Energy of a complete liquidation or dissolution of Rice Energy.

Notwithstanding the foregoing, for purposes of any award that provides for a deferral of compensation under Section 409A, to the extent the impact of a Change in Control on such an award would subject a Participant to additional taxes under Section 409A, a Change in Control for purposes of such award will mean a Change in Control that is also a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Section 409A.

(d) “Code” means the Internal Revenue Code of 1986, as amended, including any successor law thereto.

(e) “Committee” means the Compensation Committee of the Board, or such other committee as is appointed or designated by the Board to administer the Plan, in each case which shall be comprised solely of two or more “outside directors” (as defined under Section 162(m) of the Code and the regulations promulgated thereunder); provided, however, that with respect to Participants who Rice Energy has determined not to be subject to Section 162(m) of the Code, to the extent permitted by the Committee’s charter, the powers and authority of the Committee under the Plan are hereby delegated to Rice Energy’s Chief Executive Officer and, in connection therewith, all references to Committee in this Plan shall be deemed references to Rice Energy’s Chief Executive Officer as it relates to those aspects of the Plan that have been so delegated.

(f) “Company” means Rice Energy and any subsidiary entity or affiliate thereof, including subsidiaries or affiliates which become such after adoption of the Plan.

(g) “Forfeit,” “Forfeiture,” “Forfeited” means the loss by a Participant of any and all rights to an award granted under the Plan, including the loss to any payment of compensation by the Company under the Plan or any award granted thereunder.

(h) “Incumbent Board” means the portion of the Board constituted of the individuals who are members of the Board as of the Effective Date (set forth in Section 15 hereof) and any other individual who becomes a director of Rice Energy after the Effective Date and whose election or appointment by the Board or nomination for election by Rice Energy’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board.

(i) “Participant” means any person: (1) who satisfies the eligibility requirements set forth in Section 4; (2) to whom an award has been made by the Committee; and (3) whose award remains outstanding under the Plan.

(j) “Performance Goal” means, in relation to any Performance Period, the level of performance that must be achieved with respect to a Performance Measure.

(k) “Performance Measures” means any one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Committee, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute or relative basis, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (1) earnings per share, (2) increase in revenues, (3) increase in cash flow, (4) increase in cash flow from operations, (5) increase in cash flow return, (6) return on net assets, (7) return on assets, (8) return on investment, (9) return on capital, (10) return on equity, (11) economic value added, (12) operating margin, (13) contribution margin, (14) net income, (15) net income per share, (16) pre-tax earnings, (17) pre-tax earnings before interest, depreciation and amortization, (18) pre-tax operating earnings after interest expense and before incentives, service fees and extraordinary or special items, (19) total or relative stockholder return, (20) debt reduction, (21) market share, (22) change in the fair market value of stock price, (23) operating income, (24) amount of oil and natural gas reserves, (25) oil and natural gas reserves additions, (26) cost of finding oil and natural gas reserves, (27) oil and natural gas reserve replacement ratios, (28) oil and natural gas production amounts, (29) oil and natural gas production sales amounts, (30) safety targets, (31) regulatory compliance, (32) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee, including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies, and (33) other non-financial operating and management performance objectives.

To the extent consistent with Section 162(m) of the Code and the regulations promulgated thereunder, the Committee may determine that certain adjustments shall apply, in whole or in part, in such manner as specified by the Committee, to exclude or include the effect of specified events that occur during a Performance Period, including the following: (1) asset write-downs, (2) litigation, claims, judgments or settlements, (3) the effect of changes in tax law, accounting principles or other such laws or regulations affecting reporting results, (4) accruals for business combinations, reorganization and restructuring programs, including but not limited to reductions in force and early retirement incentives (5) any extraordinary, unusual, or nonrecurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and/or notes thereto appearing in the Company’s annual report for the applicable period, (6) goodwill impairment charges, (7) operating results for any business acquired during the calendar year, (8) third party expenses associated with any acquisitions, (9) any change in accounting principles or accounting charges, (10) any loss from discontinued operations, and (11) any other extraordinary events or occurrences identified by the Committee, to the extent set forth with reasonable particularity in connection with the establishment of performance goals.

(l) “Performance Period” means, in relation to any award, the calendar year or other fiscal period within a calendar year of less than 12 months for which a Participant’s performance is being calculated, with each such period constituting a separate Performance Period.

(m) “Rice Energy” means Rice Energy Inc. (or any successor thereto).

(n) “Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.

(o) “Separation from Service” or “Separates from Service” shall mean the Participant’s death, retirement or other termination of employment or service with the employer (including all persons treated as a single employer under Sections 414(b) and 414(c)). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Sections 414(b) and 414(c); provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place that it appears in Section 1563(a)(1), (2) and (3) and Treas. Reg. Section 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. Section 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether a Participant has experienced a Separation from Service will be determined based on all of the facts and circumstances in accordance with the guidance issued under Section 409A and, to the extent not inconsistent therewith, the terms of the Plan.

(p) “Total and Permanent Disability” means: (1) if the Participant is insured under a long-term disability insurance policy or plan which is paid for by the Company, the Participant is totally disabled under the terms of that policy or plan; or (2) if no such policy or plan exists, the Participant shall be considered to be totally disabled as determined by the Committee.

3.	Administration of the Plan

(a) The management of the Plan shall be vested in the Committee; provided, however, that all acts and authority of the Committee pursuant to this Plan shall be subject to the provisions of the Committee’s Charter, as amended from time to time, and such other authority as may be delegated to the Committee by the Board.

(b) Subject to the terms of the Plan, the Committee shall, among other things, have full authority and discretion to determine eligibility for participation in the Plan, make awards under the Plan, establish the terms and conditions of such awards (including the Performance Goal(s) and Performance Measure(s) to be utilized) and determine whether the Performance Goals applicable to any Performance Measures for any awards have been achieved. The Committee’s determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable. The Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, and guidelines for the Plan, and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan or in any award. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.

(c) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Code, and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements. Notwithstanding any provision of the Plan to the contrary, if an award under this Plan is intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations issued thereunder and a provision of this Plan would prevent such award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

(d) The benefits provided under the Plan are intended to be excepted from coverage under Section 409A and the regulations promulgated thereunder and shall be construed accordingly. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A and the regulations issued thereunder (and not excepted therefrom), the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed.)

4.	Participation in the Plan

Officers and key employees of the Company shall be eligible to participate in the Plan. No employee shall have the right to participate in the Plan, and participation in the Plan in any one Performance Period does not entitle an individual to participate in future Performance Periods.

5.	Incentive Compensation Awards

(a) The Committee may, in its discretion, from time to time make awards to persons eligible for participation in the Plan pursuant to which the Participant will earn cash compensation. The amount of a

Participant’s award may be based on a percentage of such Participant’s salary or such other methods as may be established by the Committee. Each award shall be communicated to the Participant, and shall specify, among other things, the terms and conditions of the award and the Performance Goals to be achieved. The maximum amount that may be awarded and paid under the Plan to a Participant for any calendar year shall not exceed USD $3,000,000.

(b) With respect to awards that are intended to be performance-based compensation under Section 162(m) of the Code, each award shall be conditioned upon the Company’s achievement of one or more Performance Goal(s) with respect to the Performance Measure(s) established by the Committee. No later than ninety (90) days after the beginning of the applicable Performance Period, the Committee shall establish in writing the Performance Goals, Performance Measures and the method(s) for computing the amount of compensation which will be payable under the Plan to each Participant if the Performance Goals established by the Committee are attained; provided however, that for a Performance Period of less than one year, the Committee shall take any such actions prior to the lapse of 25% of the Performance Period. In addition to establishing minimum Performance Goals below which no compensation shall be payable pursuant to an award, the Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the Performance Goals have been achieved.

(c) The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may reduce the amount of any award to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant. Notwithstanding any provision of this Plan to the contrary, the Committee shall not use its discretionary authority to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

6.	Payment of Individual Incentive Awards

(a) After the end of the Performance Period, the Committee shall certify in writing the extent to which the applicable Performance Goals and any other material terms have been achieved. Subject to the provisions of the Plan, earned Awards shall be paid in the first calendar year immediately following the end of the Performance Period on or before March 15th of such calendar year (“Payment Date”). For purposes of this provision, and for so long as the Code permits, the minutes of the Committee meeting in which the certification is made may be treated as written certification.

(b) Unless otherwise determined by the Committee or as otherwise provided in a Company plan applicable to Participant or any agreement between the Participant and the Company, Participants who have a Separation from Service prior to the end of the Performance Period of an award for any reason other than as provided below, shall Forfeit any and all rights to payment under such award(s) then outstanding under the terms of the Plan and shall not be entitled to any cash payment for the applicable period. If a Participant Separates from Service prior to the end of the Performance Period of an award (i) by reason of death or Total and Permanent Disability, the Participant’s award shall be prorated to reflect the period of service during the Performance Period prior to his/her death or Total and Permanent Disability; (ii) on account of an involuntary Separation from Service by the Company other than for Cause (A) within the 90-day period immediately preceding a Change in Control, or (B) on or within the one (1) year period following a Change in Control, the award will be deemed earned at a target award level; or (iii) on account of an involuntary Separation from Service by the Company other than for Cause (and other than an involuntary Separation from Service by the Company in connection with a Change in Control as described in clause (ii)) which occurs on or after July 1st of an annual Performance Period, the Participant’s award shall be prorated to reflect the period of service during the Performance Period prior to his/her Separation from Service.

Except as otherwise provided herein, any payments under the Plan shall be paid either to the Participant or, as appropriate, the Participant’s estate, subject to the Committee’s certification that the applicable Performance Goals and other material terms have been met. For purposes of this subsection 6(b), the prorated portion of an award shall be based on the ratio of the number of complete months the Participant is employed or serves during the Performance Period to the total number of months in the Performance Period. Any payment to which a Participant becomes entitled to receive pursuant to the Change in Control provisions of this subsection 6(b) will be paid to the Participant contemporaneous with the consummation of the Change in Control or, if later, on or before the sixtieth (60th) day following the Participant’s Separation from Service (but, in each case, within the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4)).

(c) The Committee shall determine whether, to what extent, and under what additional circumstances amounts payable with respect to an award under the Plan shall be deferred either automatically, at the election of the Participant, or by the Committee.

7.	Clawback/Recoupment

To the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standard and/or (ii) any policy that may be adopted by the Board or Committee, any awards granted under this Plan and amounts paid or payable pursuant to or with respect to such awards shall be subject to clawback to the extent necessary to comply with such laws and/or policy, which clawback may include Forfeiture, repurchase and/or recoupment of awards and amounts paid or payable pursuant to or with respect to such awards. ,

8.	Amendment or Termination of the Plan

While the Company intends that the Plan shall continue in force from year to year, the Committee reserves the right to amend, modify or terminate the Plan, at any time; provided, however, that no such modification, amendment or termination shall, without the consent of the Participant, materially adversely affect the rights of such Participant to any payment that has been determined by the Committee to be due and owing to the Participant under the Plan but not yet paid. Any and all actions permitted under this Section 8 may be authorized and performed by the Committee in its sole and absolute discretion.

Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of the Plan with Section 409A or Section 162(m) of the Code, the regulations promulgated thereunder or an exception thereto regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan. Notwithstanding any provision of the Plan to the contrary, in no event shall the Committee or Board (or any member thereof), or the Company (or its employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law.

9.	Rights Not Transferable

A Participant’s rights under the Plan may not be assigned, pledged, or otherwise transferred except, in the event of a Participant’s death, to the Participant’s designated beneficiary, or in the absence of such a designation, by will or by the laws of descent and distribution.

10.	Funding/Payment

The Plan is not funded and all awards payable hereunder shall be paid from the general assets of the Company. No provision contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent a Participant acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. If any earned award is not paid by the Payment Date due to administrative impracticality, such earned award will be paid, without earnings, as soon as administratively practicable thereafter.

11.	Withholdings

The Company shall have the right to withhold from any awards payable under the Plan or other wages payable to a Participant such amounts sufficient to satisfy federal, state and local tax withholding obligations arising from or in connection with the Participant’s participation in the Plan and such other deductions as may be authorized by the Participant or as required by applicable law.

12.	No Employment or Service Rights

Nothing contained in the Plan shall confer upon any Participant any right with respect to continued employment or service with the Company (or any of its affiliates) nor shall the Plan interfere in any way with the right of the Company (or any of its affiliates) to at any time reassign the Participant to a different job, change the compensation of the Participant or terminate the Participant’s employment or service for any reason.

13.	Other Compensation Plans

Nothing contained in this Plan shall prevent the Corporation from adopting other or additional compensation arrangements for employees of the Corporation, including arrangements that are not intended to comply with Section 162(m) of the Code.

14.	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of law provisions.

15.	Effective Date

The Plan shall become effective on June 3, 2015, subject to approval of the Plan by Rice Energy’s stockholders on or around such date.

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 2, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Rice Energy Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 2, 2015. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Rice Energy Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M90021-P59797 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RICE ENERGY INC. The Board of Directors recommends a vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	The election of two (2) Class I directors nominated by our Board of Directors to serve until the Company’s 2018 annual meeting of stockholders;	☐	☐	☐

Nominees:
01) Daniel J. Rice IV
02) James W. Christmas

The Board of Directors recommends a vote FOR the following proposals:							For	Against	Abstain

2.	Approval of the Annual Incentive Bonus Plan;						☐	☐	☐

3.	Advisory approval of the Company's executive compensation;						☐	☐	☐

The Board of Directors recommends a vote for every "1 year" on the following proposal:						1 Year	2 Years	3 Years	Abstain

4.	Advisory approval on the frequency of future advisory votes on the Company's executive compensation;					☐	☐	☐	☐

The Board of Directors recommends a vote FOR the following proposal:							For	Against	Abstain

5.	Ratification of Ernst & Young LLP as Rice Energy's independent registered public accounting firm for the fiscal year ending December 31, 2015.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, company or partnership, please sign in full corporate, company or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

2015 Annual Meeting of Stockholders

Wednesday, June 3, 2015

10:00 AM EDT

Hilton Garden Inn

1000 Corporate Drive

Canonsburg, PA 15317

Driving Directions:

From Pittsburgh International Airport -

Take Airport Parkway - Merge onto I-376 East for 10.3 miles. Merge onto I-79 South via Exit 64A Washington. Travel for approximately 13 miles. Take exit 48(Southpointe/Hendersonville). Turn right off the exit, then right onto Corporate Drive. The Hilton Garden Inn is on the right.

From I-79 southbound -

Take exit 48(Southpointe/Hendersonville). Turn right off the exit. Then right onto Corporate Drive. The Hilton Garden Inn is on the right.

From I-79 northbound -

Take exit 48(Southpointe/Hendersonville). Turn left off the exit. At Corporate Drive turn right. The Hilton Garden Inn is on the right.

From I-70 east/west -

Follow signs for I-79 north. Then take exit 48(Southpointe/Hendersonville). Turn left off the exit. At Corporate Drive turn right.

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M90022-P59797

RICE ENERGY INC.

Annual Meeting of Stockholders

June 3, 2015, 10:00 AM

This proxy is solicited by the Board of Directors of Rice Energy Inc.

The stockholder(s) hereby appoint(s) Daniel J. Rice IV and William E. Jordan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, or as otherwise properly presented, all of the shares of common stock of RICE ENERGY INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT, on June 3, 2015, at The Hilton Garden Inn, 1000 Corporate Drive, Canonsburg, PA 15317, and any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED BY THE PROXIES AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED (i) "FOR" ELECTION OF ALL CLASS I DIRECTOR NOMINEES (PROPOSAL 1); (ii) "FOR" APPROVAL OF THE ANNUAL INCENTIVE BONUS PLAN (PROPOSAL 2); (iii) "FOR" ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION (PROPOSAL 3); (iv) "FOR" AN ANNUAL FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPANY'S EXECUTIVE COMPENSATION (PROPOSAL 4); and (v) "FOR" RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 5), AND IN ACCORDANCE WITH THE PROXIES’ BEST JUDGMENT UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side